UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to §240.14a-12

VEONEER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

March     , 2019

Dear Veoneer Stockholder,
I am pleased to invite you to attend the first Annual Meeting of the stockholders of Veoneer, Inc. to be held on Wednesday, May 8, 2019 at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois 60611, commencing at 9:00 a.m. local time.
Information regarding the matters to be voted upon at this year’s Annual Meeting is included in the enclosed Notice of Annual Meeting of Stockholders and the Proxy Statement.
It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.
A public news release announcing voting results will be published after the Annual Meeting.
The Veoneer, Inc. Annual Report for the fiscal year ended December 31, 2018 is being made available to stockholders with this Proxy Statement. These documents are available at www.veoneer.com.
On behalf of the entire board of directors, thank you for your continued investment and support of Veoneer. I look forward to seeing you at the Annual Meeting.
Sincerely,

Jan Carlson Chairman of the Board of Directors, President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Items of Business:
The 2019 Annual Meeting of Stockholders of Veoneer, Inc. will be held on Wednesday, May 8, 2019 at 9:00 a.m. local time, at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois 60611. The items of business are:

1.	Election of two directors to the Board of Directors of Veoneer for a term of three years, as set forth in this Proxy Statement.

2.	Advisory Vote to approve the compensation of our named executive officers.

3.	Advisory Vote to approve the frequency of our future advisory votes approving the compensation of our named executive officers.

4.	Advisory Vote to retain the classified structure of the Board of Directors of Veoneer.

5.	Advisory Vote to retain the Delaware Exclusive Forum provision in the Veoneer Restated Certificate of Incorporation.

6.	Ratification of the appointment of Ernst & Young AB as Veoneer’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

7.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.
Record Date:
You are entitled to vote only if you were a Veoneer, Inc. stockholder as of the close of business on March 11, 2019.
Attendance:
Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, beneficial owners having evidence of ownership as of the record date, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization. The meeting will be conducted pursuant to the Company’s Bylaws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors
of Veoneer, Inc.:

Lars Sjöbring
Executive Vice President, Legal Affairs
General Counsel and Secretary

Date:	Wednesday, May 8, 2019
Time:	9:00am Central Time
Place:	The Langham Hotel 330 North Wabash Avenue Chicago, Illinois 60611

Your vote is important. Please vote by following the instructions on your proxy card or voting instruction form.

This Proxy Statement, the proxy card, or the notice of Internet availability of proxy materials, as applicable, are being distributed beginning on or about March     , 2019 to all stockholders entitled to vote. The Veoneer 2018 Annual Report, which includes consolidated financial statements, is being provided with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 8, 2019: The Proxy Statement and the Annual Report to Stockholders are available at: www.veoneer.com/investors
Websites throughout this Proxy Statement are provided for reference only. Websites referred to herein are not incorporated by reference into this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	22
COMPENSATION DISCUSSION AND ANALYSIS	25
Introduction	25
Our Named Executive Officers in 2018	25
Executive Summary	26
Compensation Philosophy	26
Base Salaries	28
Non-Equity Incentives	28
Equity Incentives	29
Pension / Retirement and Other Post-Employment Benefits	30
Executive Compensation Responsibilities	31
Compensation Risk Assessment	32
2018 Executive Compensation Decisions	33
The Peer Groups	34
Findings and Decisions for 2018 Compensation	35
Additional 2018 Compensation Decisions	36
Material Changes to 2019 Compensation Program	37
Currencies for Executive Compensation	38
EXECUTIVE COMPENSATION	39
Summary Compensation Table	39
2018 Grants of Plan-Based Awards Table	41
Outstanding Equity Awards at 2018 Fiscal Year-End	42
Option Exercises and Stock Vested During 2018	44
Pension Benefits	44
Nonqualified Deferred Compensation	45
Potential Payments Upon Termination or Change in Control	45
PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	51
PROPOSAL 3 - ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE EXECUTIVE COMPENSATION	52
PROPOSAL 4 - ADVISORY VOTE TO RETAIN THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS	53
PROPOSAL 5 - ADVISORY VOTE TO RETAIN THE DELAWARE EXCLUSIVE FORUM PROVISION IN OUR RESTATED CERTIFICATE OF INCORPORATION	56
PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	58
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS	59
OTHER MATTERS	60
Section 16(a) Beneficial Ownership Reporting Compliance	60
Stockholder Proposals for 2019 Annual Meeting	60
Annex A	61

The following summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting at the 2019 Annual Meeting.

2019 Annual Meeting of Stockholders
Time and Date:        Wednesday, May 8, 2019; 9:00 a.m. local time
Location:        The Langham Hotel, 330 North Wabash Street, Chicago, Illinois 60611
Record Date:        Stockholders as of the close of business on March 11, 2019 are entitled to vote.
Admission:        Please see the instructions on the front page of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Two Directors to the Board of Directors of Veoneer for a Term of Three Years	FOR EACH NOMINEE	4
2. Advisory Vote to Approve Compensation of Named Executive Officers	FOR	51
3. Advisory Vote to Approve the Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	52
4. Advisory Vote to Retain Classified Structure of the Board of Directors of Veoneer	FOR	53
5. Advisory Vote to Retain the Delaware Exclusive Forum Provision in the Veoneer Restated Certificate of Incorporation	FOR	56
6. Ratification of the Appointment of Ernst & Young AB as Veoneer’s Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2019	FOR	58
– PROPOSAL 1 –

Election of Directors

Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Mark Durcan	58	June 29, 2018	Yes	AC	2
Jonas Synnergren	42	June 29, 2018	Yes	NCG	0
AC: Audit Committee NCG: Nominating and Corporate Governance Committee

The Board’s recommendation is that you vote “for” the election of each director.
Attendance:	Each director attended 100% of the aggregate Board and applicable Committee meetings while serving as a director in 2018.
Governance Highlights:
- 7 independent directors of 8 in total
- Independent Lead Director of the Board
- Diverse background, professional experience and skills of directors
- Annual Board and Committee Self-Evaluations
- Non-management directors meet in executive session at least five times each fiscal year without management present
- Audit, Nominating and Corporate Governance and Compensation Committees are composed entirely of independent directors
- Stock Ownership Guidelines for Directors and Executive Officers
- Risk oversight by full Board and Committees
- Company policy against hedging, short-selling and pledging by Executive Officers

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

– PROPOSAL 2 –

Advisory Vote on Executive Compensation
We are requesting that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Please see the Compensation Discussion and Analysis, Summary Compensation Table and other tables and disclosures beginning on page 25 of this Proxy Statement for a full discussion of our executive compensation program. The Board’s recommendation is to approve the executive compensation of our Named Executive Officers.
The table below highlights the 2018 total direct compensation for each Named Executive Officer.(1)

Named Executive Officer	Salary ($)(1)	Annual Bonus ($)(1)	Stock Awards ($)
Jan Carlson(2)	1,688,885	1,158,695	4,030,681
Mathias Hermansson(3)	547,553	271,480	609,305
Lars Sjöbring	705,042	271,441	371,289
Arthur Blanchford	494,009	207,484	79,197
Thomas Jönsson	284,105	109,380	265,977
Johan Löfvenholm	358,009	217,973	371,289
Peter Rogbrant	155,548	69,959	79,197

(1)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 39 of this Proxy Statement.

(2)
Mr. Carlson’s Stock Awards include the grant date fair value ($2,999,985) of Cash-Settled RSUs granted effective as of the spin-off which will vest in three equal installments in July 2019, 2020 and 2021.

(3)	Mr. Hermansson resigned as the Company’s CFO effective March 1, 2019. In connection with his resignation, he has forfeited all stock awards granted in 2018.

(4)
Mr. Löfvenholm stepped down as the Company’s COO effective as of December 1, 2018 but continues to provide services to the Company as Senior Advisor to the CEO until March 31, 2019. In connection with his separation, he will forfeit all stock awards granted in 2017 and 2018.

(5)
Mr. Rogbrant stepped down as the Company’s Executive Vice President Engineering effective as of December 10, 2018 but will continue to provide services to the Company as acting Executive Vice President Technical Competence Centers until March 31, 2019. In connection with his separation, he will forfeit all stock awards granted in 2017 and 2018.

Compensation Governance Highlights
- The Compensation Committee is composed entirely of independent directors.
- We have stock ownership guidelines for our executive officers, including the named executive officers, and our independent directors.
- The Compensation Committee reviews total compensation calculations in connection with making compensation decisions.
- Our equity plan prohibits the repricing of stock options without stockholder approval.
- The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.

- We have a compensation recoupment policy that requires current and former executives to return incentive compensation that is subsequently determined not to have been earned.
- Change-in-control severance agreements for executive officers include double-trigger change-in-control severance benefits, rather than single-trigger arrangements.
- We do not provide U.S. tax code Section 280G excise tax “gross ups.”
- In 2019 the Compensation Committee implemented performance shares as part of the compensation program.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

– PROPOSAL 3 –

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation
We are requesting that our stockholders express their preference on the frequency of future advisory votes on the compensation of our Named Executive Officers. Stockholders may indicate whether we should hold future advisory votes on executive compensation every one year, two years or three years. The Board’s recommendation is that this vote be held every one year.
– PROPOSAL 4 –

Advisory Vote to Retain Classified Structure of Board of Directors
We are asking our stockholders to approve, on a non-binding, advisory basis, the retention of the classified structure of the Board of Directors. The Board’s recommendation is that we retain this classified structure.
– PROPOSAL 5 –

Advisory Vote to Retain Delaware Exclusive Forum Provision
We are asking our stockholders to approve, on a non-binding, advisory basis, the retention of the Delaware Exclusive Forum Provision in our Restated Certificate of Incorporation. The Board’s recommendation is that we retain this provision.
– PROPOSAL 6 –

Ratification of Appointment of Independent Registered Public Accounting Firm
We are requesting that our stockholders ratify the appointment of Ernst & Young AB as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board’s recommendation is that you approve the ratification of the appointment of Ernst & Young AB.
Fees paid to our independent auditors over the past year were as follows:

Type of Fees (Dollars in millions, USD)	2018
Audit Fees	$5.4
Audit-Related Fees	-
Tax Fees	-
All Other Fees	-
Total	$5.4

VEONEER, INC.
Box 13089,
SE-103 02, Stockholm
Sweden
_________________________

PROXY STATEMENT
_________________________

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet
Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2018 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting of Stockholders, to be held on Wednesday, May 8, 2019 commencing at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois 60611, and at any adjournment thereof (the “2019 Annual Meeting” or the “Annual Meeting”).
General
The date of this Proxy Statement is March , 2019, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 was publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2019.
Who Can Vote
You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 11, 2019 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.
Shares Outstanding and Quorum
At the close of business on the Record Date,      shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of the shares of our common stock issued and outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.
How to Vote
If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in person at the Annual Meeting.
If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted
If you properly complete your proxy card and send it to the Company prior to the taking of the vote at the Annual Meeting, or submit your proxy electronically by Internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:
(i)to elect the director nominees listed in “Election of Directors,”
(ii)to approve the compensation of the Company’s named executive officers;
(iii)to approve future advisory votes on executive compensation every one year;
(iv)to retain the classified structure of our board of directors,
(v)to retain the Delaware exclusive forum provision in our Restated Certificate of Incorporation; and

(vi)	to ratify the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.
Voting on Matters Not in Proxy Statement
The deadlines have passed (i) for stockholders to nominate directors for election to the Board and (ii) for other stockholder proposals to be brought before the Annual Meeting. Thus, only the Company may (i) substitute director nominees or (ii) bring other business before the Annual Meeting. The Company does not plan to substitute any director nominee, and the Company does not intend to raise any matter other than those described in this Proxy Statement at the Annual Meeting.
However, administrative and similar matters can arise at any Annual Meeting. To address such unforeseen matters, your proxy may exercise his or her discretion and authority to vote on such matters incident to the conduct of the Annual Meeting only. Note that this authority is limited by applicable law, the proxy rules of the SEC, and the listing rules of the New York Stock Exchange (the “NYSE”).
Revoking Proxies or Changing Your Vote
You may revoke your proxy and change your vote before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Veoneer prior to the Annual Meeting at the following address: Veoneer, Inc. Attn: Legal, Box 13089, SE-103 02 Stockholm, Sweden.
Voting Rights of Holders of SDRs
Holders of Veoneer’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. To have their votes counted at the 2019 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting in person.
Non-Voting Shares, Abstentions and Broker “Non-Votes”
Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes”, will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Proposals 1-5 set forth below. Brokers generally have discretionary authority to vote on Proposal 6 set forth below.

Veoneer, Inc. 2019 Proxy Statement - 2

Vote Required to Approve Each Proposal at the Annual Meeting
The following summary describes the vote required to approve each of the proposals at the 2019 Annual Meeting.

Proposal 1:
Directors will be elected by a majority of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat (meaning that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). Pursuant to the Veoneer Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall, within five days following certification of the stockholder vote, offer his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee (which will exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

Proposals 2,4, 5:
The non-binding resolutions to (i) approve the compensation of the Company’s named executive officers, (ii) retain our classified board structure; and (iii) retain the Delaware Exclusive Forum Provision in our Restated Certificate of Incorporation, as disclosed in this Proxy Statement, require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of these proposals.

Proposal 3:
The non-binding resolution to approve future advisory votes on executive compensation every one year, every two years or every three years require by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat (meaning that the option that receives the highest number of votes is approved). Abstentions and broker non-votes will have no effect on this proposal.

Proposal 6:
The ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on determining the outcome of the matter.
Principal Executive Offices
The Company’s mailing address is Veoneer, Inc., Box 13089, SE103 02 Stockholm, Sweden, and its principal executive offices are located at Klarabergsviadukten 70, Section C, 6th floor, Stockholm, Sweden SE-111 64. The Company’s telephone number is +46 8 527 762 00.

Veoneer, Inc. 2019 Proxy Statement - 3

Solicitation of Proxies
The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our common stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. In addition, the Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of USD $14,500 plus expenses and Georgeson (UK) for a fee of USD $15,000 plus expenses.
PROPOSAL 1 - ELECTION OF DIRECTORS
The Company’s bylaws (the “Bylaws”) provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at eight. The Board currently consists of eight members divided into three classes. The directors designated in the first class have terms expiring at the 2019 Annual Meeting (Class I); the directors designated in the second class have terms expiring at the 2020 annual meeting of stockholders (Class II); and the directors designated in the third class have terms expiring at the 2021 annual meeting of stockholders (Class III). Each director will be elected at such meetings to serve a term of three years, with each director’s term to expire at the annual meeting held three years after the director’s election.
Mark Durcan and Jonas Synnergren, whose present terms will expire at the time of the 2019 Annual Meeting, are nominees for election as Class I directors at the 2019 Annual Meeting. Messrs. Durcan and Synnergren are currently directors of the Company and, as described below under “Corporate Governance – Spin-Off”, were appointed by the existing Board of Directors at the time of the Company’s legal and structural separation from Autoliv, Inc. (“Autoliv”) on June 29, 2018 (the “Spin-off”).
Mr. Synnergren was initially appointed as a director of the Company pursuant to the terms of a Cooperation Agreement between the Company and Cevian Capital II GP Limited (“Cevian”), and its affiliates (the “Cooperation Agreement”), as described below under “Relationships and Related Party Transactions – Stockholder Agreements- Cooperation Agreement with Cevian Capital II GP Limited”. Mr. Synnergren is included as a nominee for election as a Class I Director at the Annual Meeting pursuant to the Cooperation Agreement. As of the date of this Proxy Statement, Cevian owns at least 8% of the outstanding common stock of the Company. Pursuant to the terms of the Cooperation Agreement, Mr. Synnergren has agreed to offer his resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of Veoneer.
If elected, each of the above nominees would serve until the 2022 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death. If any director nominee should become unavailable for election prior to the 2019 Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Veoneer, Inc. 2019 Proxy Statement - 4

Nominees for Director at the 2019 Annual Meeting
The Board and the Nominating and Corporate Governance Committee believe that the nominees, together with the continuing directors, possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.
Included in each director nominee’s biography below is an assessment of each of their specific qualifications, attributes, skills and experience.

Mark Durcan

Mr. Durcan served as Chief Executive Officer of Micron Technology, Inc., a memory and storage solutions company, from February 2012 until May 2017. Mr. Durcan joined Micron Technology in 1984 and held a variety of senior leadership positions at the company, including President and Chief Operating Officer from June 2007 to February 2012, Chief Operating Officer from February 2006 to 2007 and Chief Technical Officer from 1998 to February 2006. Mr. Durcan has been a member of the board of directors of Advanced Micro Devices, Inc. since October 2017, a director of St. Luke’s Health System of Idaho since February 2017 and a director of AmerisourceBergen Corporation since September 2015. Mr. Durcan also served on the board of the Semiconductor Industry Association from 2011 to 2017, as a director of MWI Veterinary Supply, Inc. from 2014 until its acquisition by AmerisourceBergen in 2015, and as a director of Freescale Semiconductor, Inc. from 2014 through 2015. Mr. Durcan holds a Bachelor of Science and Master of Chemical Engineering degree from Rice University.

Director since: June 29, 2018

Qualifications: Mr. Durcan is a seasoned business executive who brings demonstrated skill in the areas of strategic planning, information technology, finance and corporate governance to the Board.

Current Other Public Directorships: Advanced Micro Devices, Inc. and AmerisourceBergen Corporation

Age: 57

Jonas Synnergren

Since 2009, Mr. Synnergren has been a partner at Cevian Capital AB, investment advisor to the international investment firm, Cevian Capital. Mr. Synnergren joined Cevian in 2007 and has been head of Cevian’s Swedish office since 2012. From 2006 to 2007, Mr. Synnergren was Interim CEO and Head of Investor Relations and Business Development of Svalan Konsortier AB, a Swedish Real Estate fund based in Stockholm. From 2000 to 2006, Mr. Synnergren worked for the Boston Consulting Group, ultimately as a Project Leader, where he led projects related to strategy, organization and operational efficiency including IT-related assignments. During his time with the Boston Consulting Group, Mr. Synnergren’s main focus was financial services. Mr. Synnergren served on the board of directors of Tieto Corporation, a Finnish IT software and services company from 2012 through early 2019. Mr. Synnergren also served on the Nomination Board of Metso, a Finnish industry machinery company, from 2014 to 2016. Mr. Synnergren has a Master of Science in Economics and Business from the Stockholm School of Economics, including studying at HEC Paris.
Director since: June 29, 2018 Qualifications: The Board benefits from Mr. Synnergren’s deep knowledge of capital markets, mergers and acquisitions and investment expertise. Age: 41

Veoneer, Inc. 2019 Proxy Statement - 5

Directors Continuing in Office with Terms Expiring at the 2020 Annual Meeting

Mary Louise Cummings

Since 2014, Dr. Cummings has been a professor at Duke University in the Department of Mechanical Engineering and Materials Science and the Duke Institute of Brain Sciences. Dr. Cummings is also the director of the Humans and Autonomy Laboratory at Duke and director of Duke Robotics. From 2003 to 2013, Dr. Cummings was an associate professor at the Massachusetts Institute of Technology (MIT), with appointments in the Department of Aeronautics and Astronautics and in the Engineering Systems Division, and she directed the Humans and Automation Laboratory. She also held joint appointments with the MIT Engineering Systems Division and the Computer Science and Artificial Intelligence Laboratory. Her previous teaching experience includes instructing for the U.S. Navy at Pennsylvania State University and as an assistant professor for the Virginia Tech Engineering Fundamentals Division. From 1988 to 1999, Dr. Cummings served as a U.S. naval officer and military pilot, earning the rank of lieutenant, and was one of the Navy’s first female fighter pilots. Dr. Cummings received her Bachelor of Science in Mathematics from the U.S. Naval Academy, her Master of Science in Space Systems Engineering from the Naval Postgraduate School, and her Ph.D. in Systems Engineering from the University of Virginia.

Director since: June 29, 2018

Qualifications: As a well-known and well-reputed thought leader in areas that interface between human and machine and semi-automated collaboration and full automation, Dr. Cummings contributes in-depth knowledge and unique insights to the Board.

Age: 52

Kazuhiko Sakamoto

Mr. Sakamoto has served as an outside auditor of Zenitaka Corporation, a mid-sized construction company listed on the Tokyo Stock Exchange since 2016. Mr. Sakamoto previously served in a number of senior executive roles at Marubeni Corporation, one of Japan’s leading general trading houses, and Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation over the course of 40 years. Mr. Sakamoto served as a director of Autoliv from 2007 until the Spin-off. He has a degree from the Keio University attended the Harvard University Research Institute for International Affairs.

Director since: June 29, 2018

Qualifications: Mr. Sakamoto brings to the Board a unique set of skills and insights gained through his extensive business experience in both Asia and North America.

Age: 73

Wolfgang Ziebart
Dr. Ziebart had a distinguished career with BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. From 2000 to 2004 he was Member of the Board of Management of automotive supplier Continental, where he was in charge of the electronics and the brake business. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart was also previously employed by Jaguar Land Rover where he served in a consulting role related to product development. Dr. Ziebart also serves on the Supervisory Board of ASML Holding NV, a supplier of photolithography systems for the semiconductor industry, and is the Chairman of the Supervisory Board of Nordex SE, a wind turbine manufacturer.Dr. Ziebart served as a director of Autoliv from 2008 to 2013 and from December 2015 until the Spin-off. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich in Germany.

Director since: June 29, 2018

Qualifications: Dr. Ziebart brings to the Board his extensive knowledge of the automotive industry gained through his years of experience, including in particular with engineering and development.

Current Other Public Directorships: ASML Holding NV and Nordex SE

Age: 68

Veoneer, Inc. 2019 Proxy Statement - 6

Directors Continuing in Office With Terms Expiring at the 2021 Annual Meeting

Robert W. Alspaugh

Mr. Alspaugh had a 36-year career with KPMG serving in a number of roles, including as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies in Europe and Japan, in addition to those headquartered in the U.S. Alspaugh also serves on the boards of directors of Ball Corporation and Triton International Ltd., which are public companies, and DSGI Technologies, Inc., a private company. Mr. Alspaugh served on the board of Autoliv from 2006 until the Spin-off. Mr. Alspaugh has a BBA degree in Accounting from Baylor University.

Director since: June 29, 2018

Qualifications: Mr. Alspaugh brings his technical skills and knowledge gained through his extensive global business experience to the Board.

Current Other Public Directorships: Ball Corporation and Triton International Ltd.

Age: 71

Jan Carlson

Mr. Carlson has been the Chairman of the Board of Veoneer since the Spin-off and President and Chief Executive Officer of Veoneer since April 1, 2018. Before the Spin-off, Mr. Carlson had previously served as the President and Chief Executive Officer of Autoliv since April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and later served as Vice President, Engineering and a member of Autoliv’s Executive Committee. Mr. Carlson was appointed Chairman of the board of directors of Autoliv in May 2014 and continues to serve in that role. Mr. Carlson also serves on the board of directors and compensation committee of BorgWarner Inc., the board of directors and technology and science committee of Telefonaktiebolaget LM Ericsson. Mr. Carlson has a Master of Science degree in Physics and Electrical Engineering from the University of Linköping in Sweden.

Director since: April 1, 2018

Qualifications: Mr. Carlson brings his extensive knowledge of Veoneer’s operations, business and industry to the Board and Mr. Carlson’s role as Chief Executive Officer of Veoneer provides the Board with inside into the day-to-day operations of the Company.

Current Other Public Directorships: Autoliv, Inc., BorgWarner Inc., and Telefonaktiebolaget LM Ericsson

Age: 58

James M. Ringler

Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler served in a number of executive positions at Premark International, Inc. including as Chairman, President and Chief Executive Officer until the company merged with Illinois Tool Works in 1999. Mr. Ringler has been a director of Autoliv since 2002 and also serves on the board of directors of TechnipFMC plc and JBT Corporation, and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

Director since: April 1, 2018

Qualifications: Mr. Ringler brings to the Board his business and management experience in multiple executive positions at Premark International, Inc. and Illinois Tool Works and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries.

Current Other Public Directorships: Autoliv, Inc., TechnipFMC plc, JBT Corporation and Teradata Corporation

Age: 73

Veoneer, Inc. 2019 Proxy Statement - 7

CORPORATE GOVERNANCE
The Spin-off
On June 29, 2018 (the “Spin-off Effective Date”), Veoneer, Inc. became an independent, publicly traded company as a result of the separation of the Electronics segment from Autoliv. The separation was completed in the form of a pro rata distribution on the Spin-off Effective Date (the “Spin-off”) of 100% of the outstanding shares of Common Stock of Veoneer held by Autoliv to Autoliv Common Stock holders of record on June 12, 2018. On July 2, 2018, Veoneer, Inc. Common Stock began “regular way” trading on the New York Stock Exchange under the ticker symbol “VNE” and its SDRs began trading on Nasdaq Stockholm under the symbol “VNE SDB.” For more information regarding the Distribution Agreement and other agreements entered into in connection with the Spin-off, see “Relationships and Related Party Transactions—Transactions with Autoliv in Connection with the Spin-off.”
Anthony Nellis, Christian Hanke, and Aaron Schaal, then officers of Autoliv, served as members of our Board from the Company’s formation through March 31, 2018. As officers of Autoliv, Messrs. Nellis, Hanke and Schaal received no compensation for their service on the Company’s Board. Effective April 1, 2018, the Board increased the size of the Board from three to five directors. Also as of such date, Messrs. Nellis and Hanke resigned their positions on the Board and each of Jan Carlson, Mathias Hermansson, and Johan Löfvenholm, all officers of Autoliv, and James M. Ringler, then a member of the board of directors of Autoliv, were appointed to fill the vacancies on the Board. As officers of Autoliv, none of Messrs. Carlson, Hermansson, or Löfvenholm received compensation for their service on the Company’s Board. Similarly, Mr. Ringler, as a director of Autoliv, received no additional compensation for his service as a director of the Company prior to the Spin-off.
Upon the Spin-off Effective Date, the Board increased the size of the Board from five to eight directors. Also as of such date, Messrs. Hermansson, Löfvenholm and Schaal resigned their positions on the Board, and each of Robert W. Alspaugh, Mary Louise Cummings, Mark Durcan, Kazuhiko Sakamoto, Jonas Synnergren and Wolfgang Ziebart, were appointed to fill the vacancies on the Board. Concurrent with the appointment of Messrs. Alspaugh, Ringler, Sakamoto and Ziebart (the “Transferred Non-employee Directors”) to the Board, each of these directors resigned from their positions on the Board of Directors of Autoliv. Similarly, Mr. Carlson resigned from his officer positions with Autoliv and was appointed Chairman of the Board of the Company.
Also upon the Spin-off Effective Date, Veoneer, Inc.’s Certificate of Incorporation was restated to divide the Board into three classes, designated as Classes I, II, and III and each director was appointed to the following classes with the initial term expiring at the annual meeting of the stockholders of the Company expected to occur in the year indicated below:

Class:	Class I	Class II	Class III
Directors:	Mark Durcan Jonas Synnergren	Mary Louise Cummings Kazuhiko Sakamoto Wolfgang Ziebart	Robert W. Alspaugh Jan Carlson James M. Ringler
Expiration Year:	2019	2020	2021
Board Independence
The Board has determined that all of the current eight directors (including the two nominees), except Mr. Carlson, are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information.
Stockholder Engagement Efforts
The Company engages with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters and to provide perspective on the Company’s policies and practices. During 2018, members of the Company’s

Veoneer, Inc. 2019 Proxy Statement - 8

management met with certain of the Company’s stockholders to listen to their questions and concerns and discuss a variety of topics, including our business, strategy, markets and industry as well as our governance practices and compensation framework.
Director Tenure and Retirement Age Policy
It is the general policy of the Company that a director who has attained the age of 75 years during his or her term will not stand for re-election at the next annual meeting of stockholders at which such director stands for re-election.
In connection with director nomination recommendations, the Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider the average and individual tenures of directors, with the goal of maintaining an appropriate balance of new perspectives and longer-term expertise. An individual director’s renomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted by the Nominating and Corporate Governance Committee in connection with each director nomination recommendation.
Board Leadership Structure and Risk Oversight
Board Leadership
The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The Bylaws and the Company’s Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company.
Effective as of Spin-off Effective Date, the Board appointed Jan Carlson to serve as the Chairman, in addition to his role as President and CEO. The Board believes the combined role of CEO and Chairman under Mr. Carlson is the appropriate leadership structure for the Company at this time. Combining the CEO and Chairman roles under Mr. Carlson provides efficient and effective decision-making and unified leadership for the Company, with a single person setting the tone for management of the Company. Mr. Carlson is well-suited to serve in the Chairman role because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration and execution of the Company’s strategy. The Board believes that combining the CEO and Chairman roles under Mr. Carlson facilitates the flow of information between the Board and the Company’s management and better enables the Board to fulfill its oversight role.
In considering its leadership structure, the Board believes that the combined roles of Chairman and CEO are appropriately balanced by the designation of a Lead Independent Director. In July 2018, the Board appointed James M. Ringler as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Ringler presides over the executive sessions of the independent directors. The Lead Independent Director has the following duties and responsibilities:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the non-management directors;

•	Serves as liaison between the non-management directors and the Chairman;

•	Has the authority to call meetings of the non-management directors;

•
Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•
Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•
Assists the Nominating and Corporate Governance Committee in its annual evaluation of the CEO’s effectiveness as Chairman and CEO, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

Veoneer, Inc. 2019 Proxy Statement - 9

•	Approves information sent to the Board, including the quality and timeliness of such information.
Risk Oversight
The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring legal, regulatory and financial risk, including those related to ethics practices and information technology and security, as well as discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Nominating and Corporate Governance Committee oversees the Company’s succession planning programs and policies related to recruiting and retaining management. In its meetings, the Board receives reports from various Board committees and management, including the CEO and the Company’s Chief Financial Officer (“CFO”) regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk-related updates from other members of management as necessary.
The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information regarding compensation risk, see page 32 of this Proxy Statement.
Board Meetings
The Board met five times during the year ended December 31, 2018 and took action by written consent seven times. All directors serving during 2018 participated in 100% of the total number of meetings of the Board and committees on which they served. The independent directors met in executive session, without management participating, a total of two times in 2018. We were a stand-alone public company for approximately six months of the Company’s 2018 fiscal year, which is reflected in the number of Board meetings set forth above, and the number of committee meetings set forth below. For 2019, the Board and each committee plan to hold a customary number of meetings commensurate with its responsibilities.
Board Compensation
Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer, which is higher for a Non-employee Chairman of the Board, and committee chairs and the Lead Independent Director receive compensation in addition to the retainer for their commitments.
At the time of the Spin-off, the Board implemented a Non-employee Director Compensation Policy that provides for quarterly payments in advance for a service year that runs from annual meeting to annual meeting and provides that one-half of the annual retainer will be paid in the form of restricted stock units (“RSUs”), which will be granted on the date of the annual meeting and will vest on the earlier of (a) date of the next annual meeting, or (b) the one-year anniversary of the grant date. In addition, the Board implemented the Non-employee Director Stock Ownership Policy to require each Non-employee director to acquire and hold shares of the Company’s common stock in an amount equivalent to five times the cash component of the annual Board retainer, with five years for the existing Non-employee directors to reach the new ownership requirements.
In connection with the Spin-off, Autoliv and the Company agreed that the Company would be responsible for the payment of any fees for service of the Transferred Non-employee Directors on the Board that were earned after the Spin-off. Under the terms of the Employee Matters Agreement entered into between the Company and Autoliv in connection with the Spin-off (the “Employee Matters Agreement”), the Company agreed to pay the Transferred Non-employee Directors quarterly cash retainers for the entire quarter in which the Spin-off occurred, provided that (i) if Autoliv paid cash retainers to the Transferred Non-employee Directors for board service to Autoliv for any portion of such quarter prior to the Spin-off, then the Company would not be required to pay the Transferred Non-employee Directors directly for such quarter, but within thirty (30) business days after the end of the fiscal quarter in which the

Veoneer, Inc. 2019 Proxy Statement - 10

Spin-off occurred, the Company would be required to pay Autoliv an amount equal to the portion of such payment that is attributable to Transferred Non-employee Directors’ service to the Company after the Spin-off, and (ii) if Autoliv had not yet paid such quarter’s cash retainers to the Transferred Non-employee Directors prior to the Spin-off Effective Time, then within thirty (30) business days after the end of the fiscal quarter in which the Spin-off occurred, Autoliv would be required to pay the Company an amount equal to the portion of such payment that was attributable to Transferred Non-employee Directors service to Autoliv prior to the Spin-off.
The Employee Matters Agreement also provided for the conversion of outstanding stock awards granted under the Autoliv equity compensation programs to the Transferred Non-employee Directors into adjusted awards relating to both shares of Autoliv and the Company’s common stock at the time of the Spin-off. The adjusted awards are subject to the same vesting conditions and other terms that applied to the applicable original Autoliv award immediately before the Spin-off. Fifty percent (50%) of the outstanding stock award value associated with any Autoliv RSU held by each Transferred Non-employee Director holding an Autoliv RSU prior to the date of the Spin-off, as calculated immediately prior to the Spin-off, was converted to an RSU of the Company, and fifty percent (50%) to an RSU of Autoliv in each case with an adjustment to the number of shares as required to preserve the value inherent in the stock award before and after the Spin-off. Such adjustments were performed in accordance with applicable U.S. tax rules, as necessary.
Non-employee Directors Compensation levels are as described below:

Annual Base Retainer
All Non-employee Directors other than Chairman	$240,000
Non-employee Chairman	$390,000
Lead Independent Director Annual Supplemental Retainer	$40,000
Committee Chair Annual Supplemental Retainers
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000
The following table sets forth the compensation that our Non-employee directors earned or were paid during the year ended December 31, 2018 for services rendered as members of our Board during 2018:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Total ($) (1) (2)
Robert W. Alspaugh	75,000	0	75,000
Mary Louise Cummings	60,000	100,000	160,000
Mark Durcan	60,000	100,000	160,000
James M. Ringler	90,000	100,000	190,000
Kazuhiko Sakamoto	60,000	0	60,000
Jonas Synnergren	60,000	100,000	160,000
Wolfgang Ziebart	70,000	0	70,000

(1)
The cash portion of director compensation is set in USD and converted to director’s local currency, as applicable, at the then-current exchange rate on the date of payment. Reflects fees paid for services that were rendered during 2018 as follows: (i) a one-time cash payment immediately following the Spin-off in satisfaction of the cash portion of the annual base retainer and the Lead Independent Director and committee chair annual supplemental retainers for service during the one-month period commencing July 1, 2018 (prorated based on the number of full months of service as a Non-employee director during such period, if applicable), which one-time payment was made in order to transition to the new service year and payment schedule described above; and (ii) payments for each of the remaining quarterly service periods in 2018 (August – October and November – January), and in the case of the last quarterly service period, pro-rated for the two-month period falling in 2018.

(2)
Reflects the grant date fair value calculated in accordance with FASB Topic 718 of 2,345 RSUs granted on July 2, 2018, which restricted stock units will vest in one installment on the earlier of the date of the next annual meeting of stockholders or July 2, 2019, subject to the Non-employee director’s continued service on the vesting date, subject to certain exceptions. Each Non-employee director on our Board that did not transfer from the Autoliv Board (Ms. Cummings and Messrs. Durcan and Synnergren) and Mr. Ringler (who serves on both our Board and the Autoliv Board) each received a grant of 2,345 RSUs from the Company, prorated to reflect his or her service on our Board between June 29, 2018 and the May 2019.  The Non-

Veoneer, Inc. 2019 Proxy Statement - 11

employee directors that transferred from the Autoliv board to our Board did not receive this initial grant of RSUs from the Company because each such director received in May 2018 a grant of RSUs from Autoliv in respect of a full year of service, and such RSUs were converted to adjusted awards relating to both shares of Autoliv and Veoneer common stock.

(3)
As of December 31, 2018, each of our non-employee directors held the following number of outstanding unvested restricted stock units: Mr. Alspaugh, 1,430; Ms. Cummings, 2,345; Mr. Durcan, 2,345; Mr. Ringler, 3,775; Mr. Sakamoto, 1,430; Mr. Synnergren, 2,345; and Mr. Ziebart, 1,430.

Corporate Governance Guidelines and Codes of Conduct and Ethics
The Board has adopted Corporate Governance Guidelines to guide the Board in the exercise of its responsibilities and a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. The Company also has Standards of Business Conduct and Ethics that apply to all employees of the Company and a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).
The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”). The Company’s Corporate Governance Guidelines, the Codes and the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.Veoneer.com – Who we are – Governance, and can also be obtained from the Company in print by request using the contact information below.
Policy on Attending the Annual Meeting
Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. The 2019 Annual Meeting will be the Company’s first annual meeting as a publicly traded company.
Communicating with the Board
Any stockholder or other interested party who desires to communicate with the Board, the lead independent director or the independent directors regarding the Company can do so by writing to such person(s) at the following address:
Board/Independent Directors
c/o Executive Vice President Legal Affairs
Veoneer, Inc., Box 13089
SE-103 02 Stockholm, Sweden
E-mail: legal_affairs@Veoneer.com
Such communications will be distributed, if appropriate, to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group. At the direction of the Board, our Legal Department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication unless it is related to the duties and responsibilities of the Board.
Committees of the Board
There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all members of the Audit, the Compensation, and the Nominating Corporate Governance Committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding the attendance of the CEO and the Chairman at committee meetings, the practice of the Board is to invite the CEO and the Chairman to attend each committee meeting and excuse them when matters relating to them are discussed. The Lead Independent Director is also invited to attend all committee meetings. The following table shows the composition of the committees of the Board:

Veoneer, Inc. 2019 Proxy Statement - 12

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert W. Alspaugh (Chair)	James M. Ringler (Chair)	Wolfgang Ziebart (Chair)
Mark Durcan	Mary Louise Cummings	James M. Ringler
Wolfgang Ziebart	Kazuhiko Sakamoto	Jonas Synnergren
The Audit Committee
The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee reviews the independence of the independent auditors and considers whether there should be a regular rotation of the independent auditors. The Audit Committee also evaluates the selection of the lead audit partner, including his or her qualifications and performance. The Audit Committee also (i) reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; (ii) reviews the performance of the independent auditors, including the lead partner; (iii) approves any non-audit services provided to the Company by its independent auditors; (iv) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (v) reviews any major accounting changes made or contemplated; (vi) reviews the effectiveness and efficiency of the Company’s internal audit staff; and (vii) monitors legal, regulatory and financial risk, including those related to ethics practices and information technology (including cybersecurity), as well as discusses risk oversight and management as part of its obligations under the NYSE’s listing standards. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Alspaugh (Chairman) and Durcan and Dr. Ziebart. The Audit Committee met six times in 2018.
The Compensation Committee
The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for approving the terms of contracts to be entered into with the senior executives of the Company. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Members of this committee are Mr. Ringler (Chairman) Dr. Cummings and Mr. Sakamoto. The Compensation Committee met four times in 2018.
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The committee also reviews sustainability and corporate responsibility activities for the Company. The Nominating and Corporate Governance Committee also assists our Board in developing principles and policies related to succession of senior management and leadership development. As further described below, the Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Bylaws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.Veoneer.com – Who we are – Governance. Members of this committee are Dr. Ziebart (Chairman) and Messrs. Ringler and Synnergren. The Nominating and Corporate Governance Committee met two times in 2018.

Veoneer, Inc. 2019 Proxy Statement - 13

Audit Committee Report
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.
The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.Veoneer.com – Who we are – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the Company’s management and independent auditors. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S.
The Audit Committee discussed with the independent auditors the matters required to be discussed under the applicable Public Company Accounting Oversight Board (“PCAOB”) auditing standards and SEC regulations. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the PCAOB’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.
The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:
The Audit Committee
c/o Executive Vice President Legal Affairs
Veoneer, Inc., Box 13089
SE-103 02 Stockholm, Sweden
E-mail: legal_affairs@Veoneer.com

The Chairman of the committee receives all such communications after it has been determined by our legal department that the content represents a message related to the duties and responsibilities of the committee.

Robert W. Alspaugh, Chairman
Mark Durcan
Wolfgang Ziebart

Veoneer, Inc. 2019 Proxy Statement - 14

Nominating and Corporate Governance Committee Report
The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines, overseeing management succession planning and leadership development of the Board and the Company’s management, and overseeing the evaluation of the Board and its committees and members of the Company’s management.
The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.Veoneer.com – Who we are – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.
The Nominating and Corporate Governance Committee considered and recommended that Mr. Durcan and Mr. Synnergren be nominated for election by the stockholders at the Annual Meeting. Mr. Durcan and Mr. Synnergren are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.
The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the time period set forth in Article II, Section 6 of the Bylaws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications and backgrounds of the candidates, including the following: candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s line of business, (v) independence from management, (vi) the ability to serve on standing committees and (vii) the ability to serve the interests of all stockholders. While the Board does not have a formal diversity policy, the Company’s Corporate Governance Guidelines provide that the committee shall also consider to the extent practicable, the backgrounds and experiences of the director nominees so that the members of the Board reflect the global operations of the Company. Additionally, the committee shall consider attributes such as diversity of race, ethnicity, gender, age and cultural background when selecting director nominees. The current Board consists of directors who are citizens of or reside in multiple countries including the U.S., Sweden, Japan, and Germany and directors with a diverse range of backgrounds, perspectives, and management, operating, finance and engineering skills and experiences. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, with a particular emphasis on seeking out individuals with a wide variety of management, operating, engineering, technology and finance experiences and skills that are critical to managing the Company as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to further enhance the diversity of our Board.
The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary when a candidate is recommended by a stockholder.

Veoneer, Inc. 2019 Proxy Statement - 15

The Nominating and Corporate Governance Committee can be contacted as follows:
The Nominating and Corporate Governance Committee
c/o Executive Vice President Legal Affairs
Veoneer, Inc., Box 13089
SE-103 02 Stockholm, Sweden
E-mail: legal_affairs@Veoneer.com
The Chairman of the committee receives all such communications after it has been determined by our legal department that the content represents a message related to the duties and responsibilities of the committee.
Wolfgang Ziebart, Chairman
James M. Ringler
Jonas Synnergren
Compensation Committee Duties, Procedures and Policies
The Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.Veoneer.com – Who we are – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.
The Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by Non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) reviewing and discussing with management the CD&A, beginning on page 25 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (viii) preparing The Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; (ix) reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K; and (x) reviewing the results of the most recent stockholder advisory vote on executive compensation and recommending to the Board the frequency of such vote.
The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2018, The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent advisor. FW Cook reported directly to the Compensation Committee with respect to executive compensation matters. In 2018, the Company also engaged Willis Towers Watson (“Towers Watson”) and Mercer as compensation consultants. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 33 of this Proxy Statement.
The Compensation Committee considered the independence of FW Cook, Towers Watson, and Mercer and in light of the applicable SEC rules and NYSE listing standards. The Compensation Committee also received a letter from each of Towers Watson and FW Cook addressing their independence. The Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and FW Cook; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by Towers Watson and FW Cook that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual

Veoneer, Inc. 2019 Proxy Statement - 16

consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Towers Watson or FW Cook or the individual consultants involved in the engagement. The Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and FW Cook did not raise any conflicts of interest.
The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or NYSE listing standard to be exercised by the Compensation Committee as a whole. Under the Company’s 2018 Stock Incentive Plan, as amended and restated (the “2018 Plan”), the Compensation Committee may, to the extent that any such action will not prevent the 2018 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Compensation Committee has delegated to the CEO the authority to determine certain grants under the Company’s long-term incentive plan, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.
The Executive Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.
The Compensation Committee can be contacted as follows:
The Compensation Committee
c/o Group Vice President Legal Affairs
Veoneer, Inc., Box 13089
SE-103 02 Stockholm, Sweden
E-mail: legal_affairs@Veoneer.com
The Chairman of the committee receives all such communications after it has been determined by our legal department that the content represents a message related to the duties and responsibilities of the committee.
Compensation Committee Interlocks and Insider Participation
During the Company’s fiscal year ended December 31, 2018, the Compensation Committee was comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee or on the board of directors or other board committee performing similar functions of another entity, one of whose executive officers served as a director of the Company or on the Company’s Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2018 Annual Report on Form 10-K.
James M. Ringler, Chairman
Mary Louise Cummings
Kazuhiko Sakamoto
The Swedish Corporate Governance Code
Swedish companies with shares admitted to trading on a regulated market in Sweden, including the Nasdaq Stockholm, are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of best practices for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply

Veoneer, Inc. 2019 Proxy Statement - 17

the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 8 of this Proxy Statement. In addition, this Proxy Statement provides detailed information on various subjects covered by the Swedish Code.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Proxy Statement other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.
New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was publicly filed with the SEC on February 22, 2019.
For any forward-looking statements contained in this Proxy Statement or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Veoneer, Inc. 2019 Proxy Statement - 18

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is information regarding the current executive officers of the Company who are not also directors:

Mats Backman
Mr. Backman has served as CFO and Executive Vice President, Finance of Veoneer since March 2019. Mr. Backman had served as the Chief Financial Officer and Group Vice President, Finance of Autoliv, Inc. since May 2016. Mr. Backman served as Executive Vice President and Chief Financial Officer of Sandvik AB (“Sandvik”), a maker of high-tech tools, tooling systems and steel and alloy products, from 2013 through May 2016. Mr. Backman was with Sandvik since 2007, and served as its Acting President and Chief Executive Officer from August 2015 through October 2015, its Senior Vice President & Chief Financial Officer, Tooling from 2012 to 2013, and its Chief Financial Officer, IT & Business Development, Sandvik Machining Solutions from 2009 to 2012. Mr. Backman is a member of the board of directors of Gränges AB, a Swedish public company that is a global supplier of rolled aluminum products for heat exchanger applications. Mr. Backman has a BSc in Business Administration & Economics from the University of Stockholm in Sweden.
Executive Officer Since: March 1, 2019 Title: CFO and Executive Vice President, Finance Age: 51

Nishant Batra

Mr. Batra most recently served as the Product Area Head of Network Products at Ericsson and has held several key positions in the US, Sweden, and India since joining Ericsson in 2006. He has carried out multi-functional roles in product management, sales, technology, and general management. Batra graduated with an MBA from INSEAD in 2006 and has M.Sc. degrees in telecommunications and computer science from Southern Methodist University.
Executive Officer Since: Nov. 13, 2018 Title: Executive Vice President and Chief Technology Officer Age: 40

Art Blanchford

Mr. Blanchford served as our Executive Vice President, Sales, Marketing and Product Planning until our organizational re-alignment effective December 1, 2018, at which time he became the Executive Vice President, for North America, China, and Korea Business Units (NACK). Prior to joining Veoneer, Mr. Blanchford was Vice President, Sales, Marketing & Product Planning for Autoliv Electronics since 2016. During his 22-year career at Autoliv, Mr. Blanchford served as President of Autoliv Greater China, Vice President, Global Business Development, Vice President of the global General Motors business unit of Autoliv and in other various engineering, program management, operations and sales positions. Mr. Blanchford holds a Bachelor´s degree in Mechanical Engineering from Tennessee Technological University and an Executive MBA from the Ross School of Business at the University of Michigan.
Executive Officer Since: April 1, 2018 Title: Executive Vice President, Business Unit (NACK) Age: 47

Thomas Jönsson

Mr. Jönsson has served as Executive Vice President, Communications and Investor Relations of Veoneer since April 1, 2018. Prior to joining Veoneer, Mr. Jönsson had served as Vice President, Corporate Communications of Autoliv since May 2013. Prior to joining Autoliv in January 2013, Mr. Jönsson served from June 2010 to December 2012 as Vice President of Brand and External Communications for TeliaSonera, a leading Nordic and Baltic telecommunications company. Before joining TeliaSonera, Mr. Jönsson had an international career working for Nokia and Intel Corporation. Mr. Jönsson studied Business Administration at the University of Stockholm.
Executive Officer Since: April 1, 2018 Title: Executive Vice President, Communications and Investor Relations Age: 53

Veoneer, Inc. 2019 Proxy Statement - 19

Takayoshi Matsunaga

Mr. Matsunaga has served as Executive Vice President, Business Unit (Japan and India) since December 2018. Prior to being appointed as Executive Vice President he served as Senior Manager, Engineering at Veoneer Nissin Brake Systems Japan. Before joining Veoneer Mr. Matsunaga served as Executive Manager for Enshu Co. Ltd. (2015-2017) and in multiple senior roles for Autoliv Japan (2000-2017) including as Vice President, Global Toyota Buiness Unit. In 2013, Mr. Matsunaga pled guilty to criminal violations of the U.S. federal antitrust laws associated with the U.S. government’s investigation of anti-competitive behavior among parts suppliers, including seatbelts, in the global automotive vehicle industry.   The principal conduct associated with Mr. Matsunaga’s plea agreement occurred prior to 2011 while Mr. Matsunaga was at our former parent company.  Mr. Matsunaga has satisfied the terms of his guilty plea. Our board of directors is informed of the facts and circumstances surrounding this event.
Executive Officer Since: Dec. 10, 2018 Title: Executive Vice President Business Unit, Japan and India Age: 61

Steve Rodé

Mr. Rodé has served as Executive Vice President, Operations of Veoneer since April 1, 2018. Prior to joining Veoneer, Mr. Rodé had served as Senior Vice President, Operations for Autoliv Electronics since January 2017. Prior to that, Mr. Rodé served as President of Autoliv’s Passive Safety Electronics division from September 2014 to December 2016, and as Acting President of Autoliv Electronics from September 2014 to June 2015. Mr. Rodé served as President of the Business Area Electronics from April 2007 to August 2014. Mr. Rodé has also served in various positions in engineering, product development, production management and quality within Visteon and Ford Electronics. Mr. Rodé has a Bachelor´s degree in Mechanical Engineering from the University of Waterloo, Ontario.
Executive Officer Since: April 1, 2018 Title: Executive Vice President, Operations Age: 57

Lars Sjöbring

Mr. Sjöbring has served as the Executive Vice President, Legal Affairs, General Counsel and Secretary of Veoneer since April 1, 2018. Mr. Sjöbring had served as Group Vice President, Legal Affairs, General Counsel and Secretary of Autoliv since November 2015. Mr. Sjöbring served as Senior Vice President and General Counsel of Transocean Ltd., a leading international provider of offshore contract drilling services, from March 2014 through November 2015. Prior to his time with Transocean, Mr. Sjöbring served as Autoliv’s Vice President, Legal Affairs, General Counsel and Secretary from September 2007 until February 2014. Over the course of his career, Mr. Sjöbring has also held various positions at Telia AB, Skadden Arps, Slate, Meagher and Flom LLP and Nokia Corporation. Mr. Sjöbring holds Master of Law degrees from the University of Lund in Sweden and Amsterdam School of International Relations (ASIR) in the Netherlands and a Master of Corporate Law degree from Fordham University School of Law in New York.
Executive Officer Since: April 1, 2018 Title: Executive Vice President, Legal Affairs, General Counsel and Secretary Age: 51

Mikko Taipale

Mr. Taipale served has served as Executive Vice President, Human Resources of Veoneer since April 1, 2018. Prior to joining Veoneer, he had served as Vice President, Human Resources for Autoliv Electronics since joining Autoliv in 2015. Mr. Taipale served as Vice President of Human Resources Mobility Services and as Vice President of Human Resources, Europe Region for Telia Company and has held other various human resources positions at Telia Company AB, Sweden. Mr. Taipale holds a Master of Law degree from the University of Lapland.
Executive Officer Since: April 1, 2018 Title: Executive Vice President, Human Resources Age: 48

Veoneer, Inc. 2019 Proxy Statement - 20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2018 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 28, 2019 for (i) each of our directors and nominees; (ii) each of our named executive officers (as defined on page 19 of this Proxy Statement); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned (1) (2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Cevian Capital II GP Limited (3) 11-15 Seaton Place St. Helier, Jersey JE4 0QH Channel Islands	8,376,924	0.096
Alecta pensionsförsäkring, ömsesidigt (4) Regeringsgatan 107, SE-103 73 Stockholm, Sweden	8,206,200	0.0941
AMF Pensionsförsäkring AB (5) Klara Södra Kyrkogata 18 SE-113 88, Stockholm, Sweden	6,144,843	0.07
Första AP-Fonden(6) Regeringsgatan 2 SE-111 53, Stockholm, Sweden	4,899,726	0.056
Swedbank Robur Fonder AB (7) SE 105 34, Stockholm, Sweden	5,623,359	0.065
Directors and Named Executive Officers
Robert W. Alspaugh (8)	1,430	*
Art Blanchford	1,747	*
Jan Carlson	203,465	*
Mary Louise Cummings (9)	2,345	*
Mark Durcan (9)	2,345	*
Mathias Hermansson (10)	2,500	*
Johan Löfvenholm (11)	4,852	*
James M. Ringler (12)	6,109	*
Peter Rogbrant (13)	0	*
Kazuhiko Sakamoto (8)	3,625	*
Lars Sjöbring	4,359	*
Jonas Synnergren (9)	2,345	*
Wolfgang Ziebart (8)	3,661	*
All directors, named executive officers and executive officers as a group (13 individuals)	230,156	*
* Less than 1%

(1)
Based on 87,342,483 shares of the Company’s common stock outstanding as of February 28, 2019 except as noted below. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)
Includes restricted stock units that vested on February 15, 2019 , restricted stock units that will vest in one installment on the earlier of the date of the next annual meeting of stockholders or July 2, 2019, subject to the Non-employee director’s continued service on the vesting date, subject to certain exceptions, and shares which the following individual has the right to acquire upon exercise of options exercisable within 60 days: Jan Carlson - 43,959 shares.

(3)
The number of shares owned was provided by Cevian Capital II GP Limited (“Cevian”) pursuant to its Schedule 13G filed with the SEC on February 4, 2019, indicating beneficial ownership as of December 31, 2018. The total number of shares include 2,653,275 Swedish

Veoneer, Inc. 2019 Proxy Statement - 21

Depositary Receipts representing 2,653,275 shares of the Company’s common stock. Cevian reported sole power to vote and dispose of all such shares.

(4)
The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to its Schedule 13G filed with the SEC on January 31, 2019, indicating beneficial ownership as of December 28, 2018. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(5)
The number of shares owned was provided by AMF Pensionsförsäkring AB, pursuant to its Schedule 13G filed with the SEC on February 8, 2019, indicating beneficial ownership as of December 31, 2018. AMF Pensionsförsäkring AB reported sole power to vote and dispose of 3,800,000 shares and shared power to vote and dispose of 2,344,843 shares.

(6)
The number of shares owned was provided by Första AP-Fonden pursuant to its Schedule 13G filed with the SEC on January 25, 2019, indicating beneficial ownership as of December 31, 2018. Första AP-Fonden reported sole power to vote and dispose of all such shares.

(7)
The number of shares owned was provided by Swedbank Robur Fonder AB pursuant to its Schedule 13G filed with the SEC on February 6, 2019, indicating beneficial ownership as of December 31, 2018. Första AP-Fonden reported sole power to vote 4,820,449 of such shares and sole power to dispose all 5,623,359 of such shares.

(8)
Includes 1,430 restricted stock units that will vest in one installment on the earlier of the date of the next annual meeting of stockholders or July 2, 2019, subject to the Non-employee director’s continued service on the vesting date, subject to certain exceptions.

(9)
Includes 2,345 restricted stock units that will vest in one installment on the earlier of the date of the next annual meeting of stockholders or July 2, 2019, subject to the Non-employee director’s continued service on the vesting date, subject to certain exceptions.

(10)	Mr. Hermansson resigned as the CFO of the Company effective March 1, 2019. In connection with his resignation, he has forfeited all stock awards granted in 2018.

(11)
Mr. Löfvenholm resigned as the Chief Operating Officer of the Company effective December 1, 2018 but continues to provide services to the Company as Senior Advisor to the CEO until March 31, 2019. In connection with his separation, he will forfeit all stock awards granted in 2017 and 2018.

(12)
Includes 3,775 restricted stock units that will vest in one installment on the earlier of the date of the next annual meeting of stockholders or July 2, 2019, subject to the Non-employee director’s continued service on the vesting date, subject to certain exceptions.

(13)
Mr. Rogbrant stepped down as the Company’s Executive Vice President Engineering effective as of December 10, 2018 but will continue to provide services to the Company as acting Executive Vice President Technical Competence Centers until March 31, 2019. In connection with his separation, he will forfeit all stock awards granted in 2017 and 2018.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
As a general matter, the Company prefers to avoid related person transactions (as defined below). We recognize that such transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Reporting and Approval Policy to which all related-party transactions are subject. The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders. The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or, in certain circumstances, its Chairman.
As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) or change or amendment to an existing relationship, in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence, the availability of other sources for goods or services comparable to those provided by the Related Person, and any other information regarding the transaction or the Related Person that may be material.
Transactions with Autoliv in Connection with the Spin-Off
After the completion of the Spin-off, due to Mr. Carlson’s prior position as CEO and President of Autoliv and continuing role as Chairman of the board of directors of Autoliv, and his role as CEO, President and Chairman of Veoneer, Mr. Carlson and Autoliv are considered related persons of Veoneer. Autoliv and Veoneer entered into a number of agreements to effect the internal reorganization, which is further described below, and Spin-off and other agreements that govern the relationships between the parties following the completion of the Spin-off. Although Veoneer is no longer a subsidiary of Autoliv, certain of these agreements will continue to be considered related person transactions. The Audit Committee has reviewed and ratified these arrangements. When reviewing these transactions, in addition to considering Mr. Carlson’s position with Autoliv, the Audit Committee also considered (i) the amounts involved, to the extent quantifiable, (ii) the benefits to Veoneer of the transactions (iii) the lack of availability of other sources of

Veoneer, Inc. 2019 Proxy Statement - 22

comparable products or services, and (iv) that, due to the nature of the Spin-off, the transactions are not comparable to the terms available to unaffiliated entities or persons.
As part of the Spin-off, Veoneer underwent an internal reorganization, pursuant to which, among other things and subject to limited exceptions, all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the electronics business of Autoliv were retained by or transferred to Veoneer or our subsidiaries and all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Autoliv were retained by or transferred to Autoliv or its subsidiaries (other than Veoneer).
Following the Spin-off, we and Autoliv began operating independently, and neither have any ownership interest in the other. To govern certain ongoing relationships between us and Autoliv after the Spin-off and to provide mechanisms for an orderly transition, we and Autoliv entered into agreements pursuant to which certain services and rights are provided for following the Spin-off, and we and Autoliv will indemnify each other against certain liabilities arising from our respective businesses.
Descriptions of the agreements entered into with Autoliv in connection with the Spin-off are set forth in Annex A.
Stockholder Agreements
Cooperation Agreement with Cevian Capital II GP Limited
On May 24, 2018, the Company and Autoliv entered into a Cooperation Agreement (the “Cooperation Agreement”) with Cevian Capital II GP Limited (“Cevian”), pursuant to which Autoliv agreed to take action for Veoneer to appoint Mr. Synnergren, a partner of Cevian, to Veoneer’s Board following the Spin-off and Cevian agreed to certain standstill provisions. Veoneer agreed to nominate Mr. Synnergren or a replacement designee of Cevian at future annual meetings of Veoneer to elect directors, subject to the terms and conditions of the Cooperation Agreement.
The appointment of Mr. Synnergren (or a replacement designee of Cevian) to the Board and his inclusion on future slates of directors during the Standstill Period (defined below) was conditioned upon Cevian owning at least 8% of the outstanding shares of Autoliv common stock at the time of the Spin-off and, thereafter, at least 8% of the outstanding common stock of Veoneer. Mr. Synnergren agreed to offer his resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of Veoneer.
Under the terms of the Cooperation Agreement, Cevian agreed to certain standstill restrictions including restrictions on Cevian (i) acquiring more than 19.9% of the Company, (ii) soliciting or granting proxies to vote shares of the Company’s common stock, (iii) initiating stockholder proposals for consideration by the Company’s stockholders, (iv) nominating directors for election to the Company’s Board, (v) making public announcements or communications regarding a plan or proposal to the Company’s Board, including its management plans, and (vi) submitting proposals for or offers of certain extraordinary transactions involving the Company, in each case, subject to certain qualifications or exceptions.
The foregoing standstill restrictions will terminate automatically upon the earliest of (i) 30 days following the time Mr. Synnergren (or his replacement, as applicable) no longer serves on the Company’s Board, (ii) the fifth business day after Cevian delivers written notice to Autoliv and the Company of a material breach of the Cooperation Agreement by the Company if such breach is not cured within the notice period, (iii) the announcement by Veoneer of a definitive agreement with respect to certain transactions that would result in the acquisition by any person or group of more than 50% of the outstanding shares of the Company’s common stock, or (iv) the commencement of certain tender or exchange offers which if consummated would result in the acquisition by any person or group of more than 50% of the outstanding shares of the Company’s common stock (the “Standstill Period”). The Cooperation Agreement will terminate upon the expiration of the Standstill Period or any other date established by mutual written agreement of the parties.
Support Agreements with Major Stockholders
In connection with the Spin-off, the Company and Autoliv entered into support agreements (the “Support Agreements”) with Cevian, Alecta pensionsförsäkring, ömsesidigt, and AMF Pensionsförsäkring AB, all stockholders of Autoliv that were expected to be major stockholders of Veoneer following the completion of the Spin-off (the “Major Stockholders”).

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Pursuant to the Support Agreements, during the Lock-Up Period (as defined below), each Major Stockholder agreed to, subject to certain exceptions, not directly or indirectly offer, sell, pledge or otherwise transfer or dispose of more than 19.9% of the number of shares of Veoneer common stock received in the Spin-off of which it has beneficial ownership. In addition, each Major Stockholder agreed that, without the prior written consent of the Company, it will not, during the Lock-Up Period, make any demand for, or exercise any right with respect to, the registration of any shares of Veoneer common stock or any security convertible into or exercisable or exchangeable for shares of Veoneer common stock.
The Lock-Up Period commenced on the Spin-off Effective Date, June 29, 2018, and continues until March 31, 2019, unless terminated at an earlier date agreed to by the Company and one of the Major Stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies. Since Veoneer’s business operated as the electronics segment of Autoliv until the completion of the Spin-off on June 29, 2018, our employees participated in the compensation and benefit programs of Autoliv and its subsidiaries during the first half of the year. In anticipation of the Spin-off, on March 30, 2018, the Company adopted compensation and benefit programs substantially mirroring the Autoliv compensation and benefit programs that were then in effect. On July 3, 2018, the Veoneer Compensation Committee ratified the mirror plans adopted by the Company (the “Autoliv Plans”), see “Relationships and Related Party Transactions — Transactions With Autoliv in Connection with the Spin-off — Employee Matters Agreement”. Therefore, except as otherwise indicated, the compensation and benefit arrangements and benefit programs discussed in this CD&A are those of Autoliv for periods prior to the Spin-off Effective Date and those of Veoneer for periods thereafter.
Executive compensation decisions for the named executive officers prior to the Spin-off were made or overseen by the Autoliv Compensation Committee or the full Autoliv Board. The Autoliv Compensation Committee, in consultation with Autoliv management and the Autoliv Compensation Committee’s independent compensation consultant, oversaw Autoliv’s executive compensation philosophy and reviewed and approved compensation for its executive officers (including cash compensation, equity incentives and benefits). Executive compensation decisions following the Spin-off were made by the Veoneer Compensation Committee. Except as otherwise described in this CD&A, annual and long-term compensation programs for our named executive officers immediately following the Spin-off reflect the adoption of programs substantially similar to the programs that were utilized by Autoliv for its executive officers. Executive compensation disclosed in this Proxy Statement will be subject to an advisory say-on-pay vote at the Annual Meeting, and we will also conduct an advisory say-on-frequency vote at the Annual Meeting. Our Board and the Compensation Committee value the benefits of maintaining a dialogue with our shareholders and understanding their views. The Compensation Committee intends to consider the outcome of say-on-pay votes when making future compensation decisions for our named executive officers and will make adjustments to support Veoneer’s strategies and to remain competitive within our market.
Our Named Executive Officers in 2018
In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are the CEO, the CFO and three other executive officers who had the highest total compensation during 2018. In addition, our named executive officers include two former executives who signed mutual separation agreements with the Company in 2018. The named executive officers are as follows:

•	Jan Carlson (President and CEO)

•	Mathias Hermansson (1) (Former CFO and Executive Vice President, Finance)

•	Lars Sjöbring (Executive Vice President Legal Affairs, General Counsel and Secretary)

•	Arthur Blanchford (2) (Executive Vice President, Business Unit NACK),

•	Thomas Jönsson (Executive Vice President Communications and Investor Relations)

•	Johan Löfvenholm (3) (Former COO)

•	Peter Rogbrant (4) (Former Executive Vice President Engineering)

(1)	Mr. Hermansson resigned as the Company’s CFO effective March 1, 2019.

(2)	Effective December 1, 2018, Mr. Blanchford’s title was changed from Executive Vice President Sales and Business Development to Executive Vice President Business Unit (NACK).

(3)	Mr. Löfvenholm stepped down as the Company’s COO effective as of December 1, 2018 but continues to provide services to the Company as Senior Advisor to the CEO until March 31, 2019.

(4)
Mr. Rogbrant stepped down as the Company’s Executive Vice President Engineering effective as of December 10, 2018 but will continue to provide services to the Company as acting Executive Vice President Technical Competence Centers until March 31, 2019.

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Executive Summary
The following provides a brief overview of our fiscal year 2018 compensation program for our named executive officers:

•	Total compensation for our named executive officers in 2018 consisted of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension related benefits and other benefits.

•
The compensation of our named executive officers is significantly affected by our company performance. In 2018, each of our named executive officers was eligible to earn an annual non-equity incentive award based on our Order Intake (defined below).

•	Following the Spin-off, all outstanding stock awards from Autoliv’s Stock Incentive Plan were converted to adjusted awards relating to shares of both Autoliv and Veoneer common stock.

•
For 2018, annual incentive awards were calculated assuming target performance for the portion of the year prior to the Spin-off and using actual performance against goals relating to Order Intake for the year.

•
As a result of its compensation risk assessment during 2018, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Veoneer.

Compensation Philosophy
Our Compensation Philosophy for our executive management is set forth below.
Main principles
Veoneer believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain exceptional management talent. In addition, total compensation offered to our executive management should provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness.
Compensation Program Objectives
The primary objectives of our compensation program are to:

Objective A:	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success;

Objective B:	Align the interests of the executives and the stockholders;

Objective C:	Reward performance in a given year and over a sustained period using straightforward programs to communicate our performance expectations; and

Objective D:	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

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Compensation Mix
The Company seeks to establish a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. Total compensation for our named executive officers consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension and other benefits. The Company believes that a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.

Component 1 Base Salary
Supporting Objective A

Purpose: Provides a set level of pay warranted by position and sustained individual performance. A competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

The Compensation Committee also intends for base salary to comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

Component 2 Short-Term Incentive
Supporting Objectives A, B, C & D

Purpose: Recognizes short-term performance against established annual financial performance goals and creates focus and engagement in delivering results.

Annual non-equity incentive awards are always capped and directly tied to the Company’s performance.

Component 3 Stock Incentive	Supporting Objectives A, B, C & D Purpose: Provides our executive officers with incentives to build longer-term value for our stockholders while promoting retention of critical executives.
Component 4 Pension / Retirement and Other Benefits
Supporting Objective A
Purpose: Provides additional value for our executives by competitive and market- aligned benefits.

All senior executives participate in defined contribution plans rather than defined benefit plans.

Market and Market Position
The Compensation Committee’s objective is to approximate the market median for base salaries as well as total direct compensation of the relevant market data primarily linked to the country in which the named executive officer is located.

How to Use Market Data
We consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on factors such as:

1. Individual performance and potential relative to market.
2. Long-term succession planning and talent management.
3. Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.
4. Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

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Base Salaries
Initial base salaries are primarily a function of the Compensation Committee’s assessment of (i) market compensation levels, (ii) the references made to base salary in our compensation philosophy for executive management, (iii) the compensation required to attract and retain the executive, and (iv) the Company’s need to fill the position either internally or externally. As part of the 2018 compensation review, the Autoliv Compensation Committee increased based salaries for our named executive officers by approximately 3-4%, consistent with general market practice.
Non-Equity Incentives
Members of our executive management team, including our named executive officers, are eligible to earn an annual non-equity incentive award based on achievement against pre-established performance criteria. Target payout amounts are reflected as a percentage of the executive’s base salary, as set forth in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2018
Named Executive Officer	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson	0%	75%	150%
Mathias Hermansson	0%	45%	90%
Lars Sjöbring	0%	35%	70%
Arthur Blanchford (1)	0%	45%	90%
Thomas Jönsson	0%	35%	70%
Johan Löfvenholm	0%	45%	90%
Peter Rogbrant (2)	0%	35%	70%

(1)	Mr. Blanchford’s target and maximum incentive level was increased to the percentages reflected in the table from 35% and 70% at the time of commencement of his new role.

(2)	Mr. Rogbrant’s target and maximum incentive level was increased to the percentages reflected in the table from 30% and 60% at the time of commencement of his new role.
The 2018 annual non-equity incentive award program consists of two separate measurement periods and targets reflecting the necessary shift in focus of executive management after the Spin-off from Autoliv. For the period between January 1, 2018 and the Spin-off Effective Date (the “Pre-Spin-off Measurement Period”), no performance targets were set and each participant received an amount equal to his or her target award, pro-rated based on the number of months in the shortened period. For the period between the Spin-off Effective Date and December 31, 2018 (the “Post Spin-off Measurement Period”), each participant was eligible to earn a non-equity incentive award, pro-rated based on the number of months in the such period, based upon the level of achievement of performance goals set by our Compensation Committee.
The non-equity incentive awards for the Post Spin-off Measurement Period were determined as a percentage of the target non-equity incentive award per named executive officer based on total Order Intake attributable to (a) the Autoliv electronics segment during the Pre-Spin-off Measurement Period and (b) the Company during the Second Measurement Period.
Order Intake is defined as the average annualized sales of documented new business awards based on the estimated average annual product volumes, average annual sales price for such products, and exchange rates.

Threshold:	If the Order Intake is $1.1 billion or less, the Company does not pay any annual incentive.

Maximum:	If the Order Intake is $1.35 billion or more the payment equals two times the target payout, the maximum payout under the program.

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Target:
If the Order Intake is $1.2 billion the payment is made at target level. Payout for performance between threshold and target, and target and maximum is calculated through a linear interpolation (“along a straight line”) between said levels.

The Company believes that using the single Order Intake measure provides a clear direction to our executives and promotes our approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy to understand information for our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance-based incentives. We believe this simple, transparent approach supports good corporate governance.
Actual Non-Equity Incentive Award Levels
Annual non-equity incentive awards are directly tied to the Company’s performance. The amount of the non-equity incentive awards earned by our named executive officers is reflected in the table below. For the period January to June 2018 no performance targets were set, and the payout was made at target level. For 2018, Order Intake was approximately $1.23 billion and the payout for the period July to December 2018, was made at 120% of target level.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
January – June 2018	100%
July – December 2018	120%
The Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to make certain adjustments to performance metrics. The Compensation Committee did not exercise such discretion in 2018.
Changes to Non-Equity Incentive Program
For information regarding the changes we implemented to our Non-Equity Incentive Program in 2019, see “Material Changes to 2019 Compensation Program” later in this CD&A.
Equity Incentives
Veoneer has not yet granted long-term equity incentives but plans to introduce long-term equity incentives (LTI) consisting of grants of restricted stock units (RSUs) and performance shares in 2019.
RSUs and performance shares issued by Autoliv to certain Veoneer executives prior to the Spin-off under the Autoliv LTI program were converted into adjusted awards relating to both shares of Autoliv and the Veoneer’s common stock at the time of the Spin-off. The adjusted awards are subject to the same vesting conditions and other terms that applied to the applicable original Autoliv award immediately before the Spin-off. Fifty percent (50%) of the outstanding stock award value associated with any Autoliv restricted stock units, performance shares or stock-options, as calculated immediately prior to the Spin-off, was converted to an stock awards of Veoneer, and fifty percent (50%) to stock awards of Autoliv in each case with an adjustment to the number of shares as required to preserve the value inherent in the stock award before and after the Spin-off. Such adjustments were performed in accordance with applicable U.S. tax rules, as necessary. The outstanding LTI awards received by some of our named executive officers during their employment by Autoliv represented a significant part of their total direct compensation for the years in which such awards were granted.
Restricted Stock Units. We believe that RSUs provide a powerful tool to retain valuable executives because:
RSUs are easy to understand and communicate;

–	Due to the expected three-year vesting schedule, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value; and

–	RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and ownership accumulation that provides alignment with stockholders.

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RSUs to be issued by the Company are expected to cliff-vest on the third anniversary of the grant date, subject to the grantee’s continued employment with the Company on such vesting date, subject to limited exceptions.
Performance Shares. We believe that performance shares focus and direct the efforts of our executives toward the attainment of critical multi-year corporate objectives as well as further encourage employment retention because:

–	The performance metrics selected for the performance shares will be reflected in our long-term value creation; and

–
Due to the performance period and three-year vesting period, performance shares will parallel the RSUs in encouraging the executive to stay with the Company or forfeit potential significant accumulated value.

Pension / Retirement and Other Post-Employment Benefits
Veoneer provides certain supplemental retirement/pension and other post-employment benefits, in addition to the mandatory programs required by local national statutes, and maintains defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:
Defined Contribution Programs (individual retirement investment from Company contributions). All senior executives participate in defined contribution plans rather than defined benefit plans.
The Company contributes a percentage of each executive’s annual base salary to the plan, as follows:

Retirement - Defined Contribution Level As % of annual base salary
Name	Level of Contribution
Jan Carlson	48%
Mathias Hermansson (1)	35%
Lars Sjöbring (2)	35%
Arthur Blanchford (2)	See below and “Nonqualified Deferred Compensation” table
Thomas Jönsson	35%
Johan Löfvenholm (3)	35%
Peter Rogbrant (4)	35%

(1)
Mr. Hermansson resigned as the CFO of the Company effective March 1, 2019. Pursuant to the terms of his Agreement of Resignation Conditions, the Company will continue to make contributions to the plan through June 20, 2019.

(2)	Comprises contributions to both 401(k) and non-qualified contribution plans.

(3)	Mr. Löfvenholm ceased serving as our COO as of December 1, 2018. Pursuant to the terms of his separation agreement, the Company will continue to make contributions to the plan through April 23, 2019.

(4)
Mr. Rogbrant ceased serving as our EVP Engineering as of December 10, 2018. Pursuant to the terms of his separation agreement, the Company will continue to make contributions to the plan through April 23, 2019.

Both Messrs. Sjöbring and Blanchford participated in a 401(k) plan available to U.S. based employees in 2018. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Messrs. Sjöbring and Blanchford also participated in a non-qualified defined contribution plan.
Defined Benefits Program. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO of Autoliv. This plan is frozen and remains with Autoliv. None of our named executive officers are parties to a defined benefit arrangement with the Company.

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Termination/Severance Agreements. Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on page 36 of this Proxy Statement. In addition, each of Messrs. Carlson, Sjöbring and Löfvenholm has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements were provided to certain of our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.
Pursuant to the Autoliv 1997 Stock Incentive Plan and the Veoneer 2018 Stock Incentive Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in Autoliv’s 1997 Stock Incentive Plan and Veoneer’s 2018 Stock Incentive Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.
We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts under Section 280G) to our named executive officers.
Executive Compensation Responsibilities
Role of the Compensation Committee
The Compensation Committee reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Executive Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy” section.
Role of the Independent Compensation Committee Consultant
The Compensation Committee regularly engages an independent advisor, who reports directly to the Compensation Committee. The independent advisor attends routine meetings of the Compensation Committee and provides independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the Compensation Committee’s advisor, FW Cook, may be found later in this CD&A in the “2018 Executive Compensation Decisions” section.
Role of the Chief Executive Officer
Our CEO regularly participates in the meetings of the Compensation Committee. The CEO and Executive Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of our named executive officers, other than the CEO. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers. In addition, the Compensation Committee has delegated to the CEO the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan, subject to established grant limits. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.
Role of the Management Consultant
Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. In 2018, Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

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Policies and Practices that Govern Executive Compensation at Veoneer
The Veoneer Compensation Committee adopted certain policies effective as of the spin-off date that are applicable to each of our executive officers.
Stock Ownership Guidelines. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.
Policy Against Hedging, Short-Selling and Pledging. Any employee holding Veoneer securities is prohibited from engaging in hedging, short-selling or pledging with respect to such securities.
Compensation Recoupment Policy. We have a compensation recoupment policy that allows the Company to recoup from current and former executives annual incentive compensation that is subsequently determined not to have been earned in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer. The Company is also authorized to recoup equity compensation in the event an executive is found acting in a manner that is harmful to the interests of the Company such as a violation of Company policy.
Compensation Risk Assessment
The Compensation Committee annually considers potential risks when reviewing and approving our compensation program. We have designed our compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation program for executive officers:
A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, long-term equity incentives (to be first introduced in 2019), retirement/pension provisions and other benefits, representing a mix that is not overly weighted toward short-term cash incentives.

Performance Factors – Our incentive compensation plans use Company-wide goals. Annual cash incentives for corporate participants are dependent on Order Intake.

Long-term Incentives – When introduced, our long-term incentives will be equity-based and generally have a three-year vesting schedule to complement our annual cash-based incentives.

Capped Incentive Awards – Annual incentive awards and performance share awards are capped at 200% of target.

Stock Ownership Guidelines – Our guidelines call for meaningful share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

Clawback Policy – Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer.
Additionally, the Compensation Committee considered an assessment of compensation-related risks including an inventory of incentive and commission arrangements below the executive level. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Veoneer. In making this determination, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by FW

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Cook, the Compensation Committee’s independent compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.
2018 Executive Compensation Decisions
The Process
Since Veoneer was a segment of Autoliv until the completion of the Spin-off on June 29, 2018, the total compensation for our named executive officers holding executive roles in Autoliv during December 2017 was reviewed by the Leadership Development and Compensation Committee of Autoliv (the “Autoliv Compensation Committee”).
For 2018, the Autoliv Compensation Committee considered changes in total compensation levels for the named executive officers after it reviewed the relevant peer group or local market data (per position). The Autoliv Compensation Committee used this information as one input in its decision-making process. In addition to market data, the Autoliv Compensation Committee also reviewed the Company’s financial performance, the named executive officers’ individual performance, input from the Group Vice President, Human Resources of Autoliv, and the recommendations of the CEO of Autoliv with respect to the compensation packages for the named executive officers other than himself. The Autoliv Compensation Committee reviewed, provided feedback and approved the final recommendations for the compensation of our named executive officers.
The Autoliv Compensation Committee reviewed the 2018 compensation for our executives and the recommendations made by the CEO other than for himself, during its meetings held in December 2017 and February 2018 and decided on the 2018 compensation levels. The review was supported by a comprehensive analysis and market review prepared by Towers Watson.
The Advisors
Throughout the decision-making process for 2018 compensation, which included the Autoliv Compensation Committee’s December 2017 meeting, and other Autoliv and Veoneer Compensation Committee meetings ocurring in 2018, the Compensation Committee engaged FW Cook who reported directly to the Compensation Committee. During 2018, FW Cook attended the majority of the Compensation Committee’s meetings and provided input for each meeting, including:

–	independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system;

–	information about the market environments in which the Company operates, including guidance regarding compensation trends, compensation levels and compensation mix within the market;

–	information about the regulatory developments in executive and director compensation;

–	recommendations regarding program design and structure; and

–	recommendations regarding compensation levels and mix for our executive officers and members of the Board.
FW Cook did not provide any additional services to the Company other than those described herein.
In 2017, Autoliv engaged Towers Watson to assist in setting the compensation for 2018. At the direction of management, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including:(i) review of peer group and pay changes in the 2018 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the Compensation Committee.
The Peer Groups
In line with the principles of Autoliv’s compensation philosophy applicable as of December 2017 for the compensation review of our named executive officers, the Autoliv Compensation Committee reviewed the most current compensation data available in selected markets. This included market data from Sweden and the U.S. Towers Watson used its proprietary compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive and manufacturing industries. Such market assessments were based on our named executive officers’ roles, characteristics and responsibilities including job function, reporting level and

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other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation and total compensation.
Swedish Peer Group
Messrs. Carlson, Jönsson and Löfvenholm.   In considering compensation for 2018 for our named executive officers based in Sweden, the Autoliv Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions.  The Swedish peer group for 2018 consisted of the following companies:

AB Volvo	Scania AB	Assa Abloy AB
Telefonaktiebolaget LM Ericsson	Atlas Copco AB	SSAB AB
Volvo Car AB	Stora Enso Oyj	Husqvarna AB
Skanska AB	Sandvik AB	Alfa Laval AB
AB Electrolux	SKF AB
Mr. Sjöbring. In considering compensation for 2018, the Autoliv Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue and number of employees.
The companies comprising the 2018 U.S. peer group are listed below:

Johnson Controls International	Textron Inc.	Dana Incorporated
Northrop Grumman Corporation	Parker Hannifin Corporation	Rockwell Automation Inc.
Whirlpool Corporation	Stanley Black & Decker Inc.	Rockwell Collins Inc.
Eaton Corporation	L3 Technologies Inc.	Harris Corporation
Faurecia S.A.	BorgWarner Inc.	Terex Corporation
Lear Corporation	Harman International	Trinity Industries Inc.
Jabil Inc.	Spirit AeroSystems Holdings	The Timken Company
ZF TRW Automotive Holdings	Oshkosh Corporation	SPX Corporation
Messrs. Blanchford and Rogbrant. Messrs. Blanchford and Rogbrant were not holding executive roles with Autoliv during the December 2017 compensation review, and, for this reason, their compensation review was included in another process and their compensation was benchmarked against a published salary survey.
Findings and Decisions for 2018 Compensation
The following section of this CD&A focuses on the data reviewed by the Autoliv Compensation Committee in its December 2017 meeting and the decisions linked to compensation paid to our named executive officers for 2018.
The Autoliv Compensation Committee reviewed the compensation for the executives taking internal, external and personal factors into consideration and one of the factors considered is the current market position of respective named executive officers. Although the analysis provided an additional input to decision making, Autoliv was aware of the fact that the limited number of peer group companies in Sweden where the majority of our named executive officers are located may result in inconsistencies in year-over-year analysis.

Veoneer, Inc. 2019 Proxy Statement - 34

The percentage changes in each element of compensation set forth below reflect the Autoliv Compensation Committee’s decisions in December 2017.
Jan Carlson. Based on the market data and the other factors the Autoliv Compensation Committee considered, the Autoliv Compensation Committee approved the following changes to Mr. Carlson’s 2018 compensation:

Base Salary Adjustment for 2018	Target STI Adjustment for 2018	Approved Target Grant Value of Stock Incentive Plan for 2018	Retirement/ Pension Solution for 2018
Increased by 4.0%	No change (remained at 75% of base salary)	Increased by 4.0%	No change (contribution level remained at 48% of base salary)
Thomas Jönsson. Based on the market data and the other factors the Autoliv Compensation Committee considered, the Autoliv Compensation Committee approved the following changes to Mr. Jönsson’s 2018 compensation:

Base Salary Adjustment for 2018	Target STI Adjustment for 2018	Approved Target Grant Value of Stock Incentive Plan for 2018	Retirement/ Pension Solution for 2018
Increased by 3.0%	No change (remained at 35 % of base salary)	No change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)
Johan Löfvenholm. Based on the market data and the other factors the Autoliv Compensation Committee considered, the Autoliv Compensation Committee approved the following changes to Mr. Löfvenholm’s 2018 compensation:

Base Salary Adjustment for 2018	Target STI Adjustment for 2018	Approved Target Grant Value of Stock Incentive Plan for 2018	Retirement/ Pension Solution for 2018
Increased by 3.0%	No change (remained at 45 % of base salary)	No change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)
Lars Sjöbring. Based on the market data and the other factors the Autoliv Compensation Committee considered, the Autoliv Compensation Committee approved the following changes to Mr. Sjöbring’s 2018 compensation:

Base Salary Adjustment for 2018	Target STI Adjustment for 2018	Approved Target Grant Value of Stock Incentive Plan for 2018	Retirement/ Pension Solution for 2018
Increased by 3.5%	No change (remained at 35 % of base salary)	No change (remained at the same grant value in USD)	No change (contribution level remained at 35% of base salary)
Messrs. Blanchford and Rogbrant . As described above, Messrs. Blanchford and Rogbrant were not holding executive roles with Autoliv during the December 2017 compensation review, for this reason their compensation review was included in our annual senior management review process and approved by the CEO and Group Vice President, Human Resources and Sustainability of Autoliv, Inc., and their compensation was benchmarked against a published salary survey. Their base salaries were increased by 3.5% and 4% respectively in line with the general salary increase levels for other senior officers of Autoliv.
2018 Additional Benefits
The Company’s executive compensation program also included certain retirement/pension benefits (see page 44 of this Proxy Statement) and certain other items of compensation, such as a company car. The Compensation Committee believes these benefits are appropriate for each of our named executive officers.

Veoneer, Inc. 2019 Proxy Statement - 35

Additional 2018 Compensation Decisions
Arrangements with Messrs. Carlson, Hermansson, Blanchford, Sjöbring and Jönsson
Mr. Carlson. Mr. Carlson entered into a new employment agreement and a new change-in-control severance agreement with Veoneer, effective as of the spin-off. Mr. Carlson’s employment agreement provides that he is entitled to an annual base salary of SEK 12,599,575 (approximately $1,404,500). Mr. Carlson has the opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of seventy-five percent (75%) of his base salary, and he is eligible to receive equity grants under Veoneer’s stock incentive plan. During his employment, Veoneer will pay pension premiums for defined contribution pension insurance in Sweden, with an amount equal to forty-eight percent (48%) of his base salary. In addition, Veoneer will provide Mr. Carlson with certain local benefits. For additional information about these benefits, see footnote 4 to the Summary Compensation table. For information regarding Mr. Carlson’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Mr. Carlson’s employment agreement also provides that he is eligible to receive a $6,000,000 retention bonus payable in lieu of his right to severance upon terminating his employment with Autoliv at the time of the spin-off, and recognizes the critical importance of his continued service and leadership during the formation of Veoneer. The retention bonus will be paid in three equal installments in each of July 2019, 2020, and 2021, provided that he remains employed by Veoneer on each such date. Fifty percent (50%) of the retention bonus will be paid annually at the time of vesting in a fixed cash amount ($1,000,000 annually), and fifty percent (50%) will be denominated in Veoneer restricted stock units on the effective date of the spin-off and paid annually in one-third installments in cash (“Cash-Settled Retention RSUs”). In the event that prior to July 1, 2021, Mr. Carlson is given notice of termination by Veoneer for reasons other than “cause” or “disability,” or Mr. Carlson gives notice of termination for reasons that constitute “good reason” (as such terms are defined in the employment agreement) all retention payments made to date will be deducted from any payments to Mr. Carlson due under the employment agreement following the date of notice. Any unvested portion of the retention bonus on the date of notice will be forfeited. If Mr. Carlson gives notice of termination and resigns or gives notice of his retirement prior to July 1, 2021, any unvested portion of the retention bonus on the date of notice also will be forfeited. If Mr. Carlson dies or is given notice of termination by Veoneer by reason of his disability, the remaining unpaid retention amounts will be accelerated and paid in a single lump sum to Mr. Carlson or his estate, as applicable.
Mr. Hermansson. Mr. Hermansson entered into a new employment agreement with Autoliv in connection with his commencement of employment which has been transferred to Veoneer. Mr. Hermansson’s employment agreement provides that he is entitled to an annual base salary of SEK 5,000 000 (approximately $557,400). Mr. Hermansson has the opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of forty-five percent (45%) of his base salary, and he is eligible to receive equity grants under Veoneer’s stock incentive plan. During his employment, Veoneer will make pension contributions equivalent to thirty-five percent (35%) of Mr. Hermansson’s base salary. In addition, Veoneer provides Mr. Hermansson with certain local benefits. For additional information about these benefits, see footnote 4 to the Summary Compensation table. For information regarding Mr. Hermansson’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Mr. Hermansson’s employment agreement also provides that his 2018 long-term incentive award would be increased by $238,000 as a retention bonus. If Mr. Hermansson is given notice of termination for other reasons “cause” or Mr. Hermansson gives notice of termination for reasons that constitute “good reason” (as such terms are defined in the employment agreement) the Company can elect either let the retention RSUs be immediately vested or make a cash compensation at the corresponding value.
Mr. Sjöbring. Mr. Sjöbring entered into a new employment agreement and a new change-in-control severance agreement with Veoneer, effective as of the spin-off. Mr. Sjöbring’s employment agreement provides that he is entitled to an annual base salary of $705,042. Mr. Sjöbring has the opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of thirty-five percent (35%) of his base salary, and he is eligible to receive equity grants under Veoneer’s stock incentive plan. During his employment, Mr. Sjöbring is eligible to participate in any non-qualified deferred compensation plan and/or qualified retirement plans and any additional welfare benefit plans, practices, policies and programs provided by Veoneer to similarly-situated executives. Veoneer makes additional contributions to a non-qualified deferred compensation plan equivalent to an amount such that the total value of all matches and contributions by Veoneer to the U.S. savings plans will be equivalent to thirty-five percent

Veoneer, Inc. 2019 Proxy Statement - 36

(35%) of Mr. Sjöbring’s base salary. In addition, Veoneer provided Mr. Sjöbring with certain local benefits. For additional information about these benefits, see footnote 4 to the Summary Compensation table. For information regarding Mr. Sjöbring’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Mr. Blanchford. Mr. Blanchford entered into a new employment agreement with Veoneer, effective as of the spin-off. Mr. Blanchford’s employment agreement provides that he is entitled to an annual base salary of $494,009. Mr. Blanchford has an opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of forty-five percent (45%) of his base salary, and is eligible to receive equity grants under Veoneer’s stock incentive plan. During his employment, Mr. Blanchford is eligible to participate in any non-qualified deferred compensation plan and/or qualified retirement plans and any additional welfare benefit plans, practices, policies and programs provided by Veoneer to similarly-situated executives. In addition, Veoneer provides Mr. Blanchford with certain local benefits. For additional information about these benefits, see footnote 4 to the Summary Compensation table. For information regarding Mr. Blanchford’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Mr. Jönsson. Mr. Jönsson entered into a new employment agreement with Veoneer, effective as of the spin-off. Mr. Jönsson’s employment agreement provides that he is entitled to an annual base salary of SEK 2,548,706 (approximately $284,100). Mr. Jönsson has an opportunity to participate in Veoneer’s bonus plan for executive officers, with an initial target cash bonus of thirty-five percent (35%) of his base salary, and he is eligible to receive equity grants under Veoneer’s stock incentive plan. During his employment, Veoneer makes pension contributions equivalent to thirty-five percent (35%) of Mr. Jönsson’s base salary. In addition, Veoneer provides Mr. Jönsson with certain local benefits. For additional information about these benefits, see footnote 4 to the Summary Compensation table. For information regarding Mr. Jönsson’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Severance Arrangements with Messrs. Löfvenholm and Rogbrant
During 2018, the Company entered into separation arrangements with each of Messrs. Löfvenholm and Rogbrant. For information regarding the severance benefits provided under these agreements, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.
Agreement on Resignation Conditions with Mr. Hermansson
During 2018, the Company entered into an Agreement on Resignation Conditions with Mr. Hermansson. For information regarding the benefits provided under this agreement, see the “Potential Payments upon Termination or Change in Control” section later in this Proxy Statement.
Material Changes to 2019 Compensation Program
The Compensation Committee made certain changes to our 2019 compensation program as summarized below:

•
The Compensation Committee approved a change to its annual non-equity incentive award program, effective for 2019, and introduced additional performance criterion. Eligible employees will receive their annual non-equity incentive based on achievement of equally weighted pre-established targets for Order Intake and RD&E net spend.

•
The Compensation Committee approved a new Long-Term Equity Incentive (LTI) Program pursuant to which our named executive officers will receive 75% of their 2019 LTI awards in the form of performance shares (PSs) and the remaining 25% in RSUs. Performance shares are payable in Company common stock at the time of vesting. The number of shares of common stock issued for PSs is determined by the achievement of established performance goals over an identified performance, or vesting, period. For our 2019 LTI Program, our named executive officers may earn 0%-200% of a target number of PSs based on the Company’s achievement of specified annual targets for the Company’s gross margin established by the Compensation Committee at the beginning of each year during a three-year performance period. The final number of awards is subject to downward adjustment based on the Company’s share price measured at the end of the 3-year performance period. The Compensation Committee believes that annual gross margin performance targets

Veoneer, Inc. 2019 Proxy Statement - 37

are appropriate at this time. The Committee has indicated an intention to implement 3-year cumulative targets for PSs for future LTI programs when practical.

•
To further enhance our governance practices, the Compensation Committee has approved a “double-trigger” Change-in-Control acceleration provision for our 2019 LTI Program (instead of the single-trigger acceleration provision applicable to current outstanding RSUs). Specifically, (i) in the event of a Change in Control, as defined in the 2018 Stock Incentive Plan, in which the LTI awards are assumed by the surviving entity, if the employee’s employment is terminated without cause (or, in certain cases, if he or she resigns for good reason) within two years following the Change in Control, then the RSUs and PSs will immediately vest (at actual performance achievement for fulfilled performance periods and at the target level for nunfulfilled performance periods, in the case of PSs); and (ii) in the event of a Change in Control in which the awards are not assumed by the surviving entity, then the RSUs and PSs will become immediately vested (at actual performance achievement for fulfilled performance periods and at the target level for not fulfilled performance periods, in the case of the PSs).

Currencies for Executive Compensation
The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson, Hermansson, Jönsson, Löfvenholm and Rogbrant, and in U.S. dollars (“USD”) for Messrs. Sjöbring and Blanchford, except for the annual target grant value of the LTI awards for which the compensation is set in USD for all of our named executive officers. All amounts have been converted to USD using the following exchange rate: 1 USD = 8.971 SEK. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years. We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the Compensation Committee may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

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EXECUTIVE COMPENSATION
The following table shows information concerning the annual compensation for services provided by our named executive officers in the fiscal years ended December 31 in the periods 2016, 2017 and 2018.

Summary Compensation Table (1)
Name and Principal Position	Year	Base Salary $	Bonus $	Stock Awards (2) $	Non-Equity Incentive plan Compen-sation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) $	All Other Compen -sation (4) $	TOTAL $
Jan Carlson, President and CEOP
	2018	1,688,885 (5)		4,030,681 (6)	1,158,695	7,482	726,883	7,612,626
	2017	1,569,234		991,155	1,012,845	17,046	697,164	4,287,444
	2016	1,296,118		983,247	1,495,152	30,962	685,486	4,518,967
Mathias Hermansson, Former CFO and EVP Finance (7)
	2018	547,553		609,305 (8)	271,480	—	701,492	2,129,831
Lars Sjöbring, EVP Legal Affairs, General Counsel
	2018	705,042	1,000,000 (9)	371,289	271,441	—	294,509	2,64,281
	2017	681,200		371,392	238,420	—	287,622	1,578,634
	2016	655,000		351,545	355,338	—	335,885	1,697,767
Art Blanchford, EVP Business Unit (10)
	2018	494,009		79,197	207,484	—	100,850	881,539
Thomas Jönsson, EVP Communications/IR (11)
	2018	284,105		255,977	109,380	—	117,557	777,019
	2017	275,830		265,945	96,541	—	115,964	754,280
Johan Löfvenholm, Former COO (11)
	2018	358,009		371,289	217,973	—	1,729,922	2,677,193
	2017	427,523		397,648	155,832	—	166,305	1,147,308
Peter Rogbrant, Former EVP Engineering (10)
	2018	155,548		79,197	69,959	—	658,181	962,885

(1)
The amounts contained in the table were paid in Swedish Kronor and USD. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.971. Amounts are rounded to the nearest whole number and, as a result of such rounding, the amounts reflected in the “Total” column may differ slightly from the sum of amounts set forth in each individual column.

(2)
The numbers reflect the aggregate grant-date fair value of the RSUs granted through Autoliv’s Stock Incentive Plan in each respective year and the performance shares granted in 2016 and 2017, calculated in accordance with FASB Topic 718. The fair value of the RSUs and performance shares granted in 2017 and 2018 was calculated based on the closing price per share of Autoliv stock on the grant date. The fair value of RSUs and performance shares granted in 2016 was calculated using the Black Scholes valuation model. The assumptions made in the valuation of the RSUs and the performance shares granted in 2016 are contained in Note 15 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2018 Annual Report. The grant date fair value of the performance shares was computed by multiplying (i) the target number of performance shares awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the grant date fair value per share used for financial reporting purposes. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the performance shares would have been as follows: (i) 2017: Mr. Carlson, $991,155; Mr. Sjöbring, $371,392; Mr. Jönsson, $265,945 and Mr. Löfvenholm, $397,648; and (ii) 2016: Mr. Carlson, $927,851 and Mr. Sjöbring, $347,650.

(3)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP.

(4)	The following table reflects the items that are included in the All Other Compensation column for 2018.

Veoneer, Inc. 2019 Proxy Statement - 39

2018 All Other Compensation
	Perquisites	Company Contributions to Defined Contribution Plans	Tax Payment	Vacation Supplement	Severance	TOTAL
Name	$ (a)	$ (b)	$	$ (c)	$ (d)	$
Jan Carlson	48,160	674,150	-	4,574	-	726,883
Mathias Hermansson	14,714	191,644	-	372	494,763	701,492
Lars Sjöbring	47,745	246,765	-	-	-	294,509
Arthur Blanchford	79,120	21,730	-	-	-	100,850
Thomas Jönsson	13,631	99,437	-	4,489	-	117,557
Johan Löfvenholm	5,082	125,303	-	6,131	1,593,406	1,729,922
Peter Rogbrant	2,090	50,271	-	1,863	603,958	658,181

a.
For Mr. Carlson, reflects the value of a company car ($32,684), company-paid healthcare benefits, and a home alarm system. For Mr. Hermansson, reflects the value of a company car and company-paid healthcare benefits. For Mr. Sjöbring, reflects the value of a company car ($29,377) and company-paid healthcare benefits. For Mr. Blanchford, reflects the value of a company car ($35,480), company-paid healthcare benefits and reimbursement for school fees ($25,541). For Mr. Jönsson, reflects the value of a company car and company-paid healthcare benefits. For Mr. Löfvenholm, reflects the value of a company car and company-paid health care benefits. For Mr. Rogbrant, reflects the value of a company car and company-paid health care benefits. For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment or car allowance paid, as applicable.

b.
Reflects for Messrs. Carlson, Hermansson, Jönsson, Löfvenholm and Rogbrant contributions to the named executive officer’s defined contribution plans. Reflects for Mr. Sjöbring, $9,954 in matching contributions to the U.S. 401(k) plan, $39,482 in matching contributions to the Veoneer US Non-Qualified Retirement Plan and $197,329 as contribution to the Supplemental Plan. Reflects for Mr. Blanchford, $11,090 in matching contributions to the U.S. 401(k) plan and $10,640 in matching contributions to the Veoneer US Non-Qualified Retirement Plan.

c.	Reflects for Messrs. Carlson, Hermansson, Jönsson, Löfvenholm and Rogbrant the vacation supplement required by Swedish labor law.

d.
Reflects the accrued severance paid in 2018 or that will become payable to Messrs. Löfvenholm and Rogbrant in 2019 and 2020 and accrued payments during notice period in 2018 or that will become payable to Mr. Hermansson in 2019.

(5)	Includes payment from Autoliv of $284,407 to Mr. Carlson for unused vacation days.

(6)
Includes the grant date fair value ($2,999,985) of the Cash-Settled Retention RSUs granted to Mr. Carlson effective as of the spin-off, which vest in three equal installments in July 2019, 2020 and 2021 provided that Mr. Carlson remain employed on such dates.

(7)	Mr. Hermansson commenced his employment in January 2018 and was not a named executive officer in 2016 and 2017. Mr. Hermansson resigned as the CFO of the Company effective March 1, 2019.

(8)
Includes the grant date fair value ($238,000) related to the one-time increase in Mr. Hermansson’s 2018 LTI grant for retention purposes. In connection with his resignation, he has forfeited all stock awards granted in 2018.

(9)	Reflects the retention bonus paid to Mr. Sjöbring in 2018.

(10)	Messrs. Blanchford and Rogbrant were not executive officers prior to the spin-off and were not named executive officers in 2016 and 2017.

(11)	Messrs. Jönsson and Löfvenholm were not named executive officers in 2016 and 2017 but their compensation for 2017 was disclosed in the information statement in connection with the spin-off.

Veoneer, Inc. 2019 Proxy Statement - 40

2018 Grants of Plan-Based Awards Table
The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2018.

Name, Grant Date				All other Stock awards: Number of shares of stock units (#)	Grant date fair value of stock and option awards ($) (1)
	Treshold ($)	Target ($)	Maximum (9)
Jan Carlson
2/13/2018 (2)	—	—	—	7,262	1,030,696
6/29/2018 (3)	—	—	—	74,906	2,999,985
	0	1,053,359	2,106,717	—
Mathias Hermansson
2/13/2018 (2)	—	—	—	4,293	609,305
	0	246,399	492,798	—	—
Lars Sjöbring
2/13/2018 (2)	—	—	—	2,616	371,289
	0	246,765	493,529	—	—
Arthur Blanchford
2/13/2018 (2)	—	—	—	558	79,197
	0	185,253	370,507	—	—
Thomas Jönsson
2/13/2018 (2)	—	—	—	1,874	265,977
	0	99,437	198,874	—	—
Johan Lövenholm
2/13/2018 (2)	—	—	—	2,616	371,289
	0	161,104	322,208	—	—
Peter Rogbrant
2/13/2018 (2)	—	—		558	79,197
	0	62,936	125,872	—	—

(1)	Reflects the aggregate grant date fair value of the RSUs calculated in with the actual share price on the day of grant.

(2)	Reflects RSUs received pursuant to Autoliv’s Stock Incentive Plan, which RSUs vest on the third anniversary of the date of grant, subject to the executive’s continued employment on such date.

(3)	Reflects Mr. Carlson’s Cash-Settled Retention RSUs, which vest in three equal installments in July 2019, 2020 and 2021, provided that Mr. Carlson remain employed on such dates.

Veoneer, Inc. 2019 Proxy Statement - 41

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers on December 31, 2018.

		Option Awards (1)				Stock Awards (1)
Name (Grant Year, Award Type)		Number of Securities Underlying Unexercised Opinions (#) Exercisable	Number of Securities Underlying Unexercised Opinions (#) Unexercisable	Option Exercise Prise (&)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (6) ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights That have Not Vested (9) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jan Carlson
2018	Veoneer	—	—	—	—	74,906	1,765,534	—	—
2018	Veoneer	—	—	—	—	12,114	285,526	—	—
2018	Autoliv	—	—	—	—	5,236	367,724	—	—
2017	Veoneer	—	—	—	—	13,400	315,838	—	—
2017	Autoliv	—	—	—	—	5,792	406,772	—	—
2016	Veoneer	—	—	—	—	13,338	314,377	—	—
2016	Autoliv	—	—	—	—	5,681	398,977	—	—
2015	Veoneer	21,071		34.25	2/16/2025	—	—	—	—
2015	Autoliv	8,976		80.40	2/16/2025	—	—	—	—
2014	Veoneer	22,888		28.67	2/19/2024	—	—	—	—
2014	Autoliv	9,750		67.29	2/19/2024	—	—	—	—
Mathias Hermansson
2018	Veoneer	—	—	—	—	7,161 (3&5)	168,785	—	—
2018	Autoliv	—	—	—	—	3,095 (3&5)	217,362	—	—
Lars Sjöbring
2018	Veoneer	—	—	—	—	4,363	102,836	—	—
2018	Autoliv	—	—	—	—	1,886	132,454	—	—
2017	Veoneer	—	—	—	—	5,021	118,345	—	—
2017	Autoliv	—	—	—	—	2,170	152,399	—	—
2016	Veoneer	—	—	—	—	4,998	117,803	—	—
2016	Autoliv	—	—	—	—	2,128	149,449	—	—
2015	Veoneer	—	—	—	—	20,240 (4)	477,057	—	—
2015	Autoliv	—	—	—	—	8,622 (4)	605,523	—	—
Arthur Blanchford
2018	Veoneer	—	—	—	—	930	21,920	—	—
2018	Autoliv	—	—	—	—	402	28,232	—	—
2017	Veoneer	—	—	—	—	1,070	25,220	—	—
2017	Autoliv	—	—	—	—	461	32,376	—	—
2016	Veoneer	—	—	—	—	1,065	25,102	—	—
2016	Autoliv	—	—	—	—	453	31,814	—	—

Veoneer, Inc. 2019 Proxy Statement - 42

(Outstanding Equity Awards at 2018 Fiscal Year-End - table continued)
		Option Awards (1)				Stock Awards (1)
Name (Grant Year, Award Type)		Number of Securities Underlying Unexercised Opinions (#) Exercisable	Number of Securities Underlying Unexercised Opinions (#) Unexercisable	Option Exercise Prise (&)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights That have Not Vested 9#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Jönsson
2018	Veoneer	—	—	—	—	3,126	73,680	—	—
2018	Autoliv	—	—	—	—	1,351	94,881	—	—
2017	Veoneer	—	—	—	—	3,595	84,734	—	—
2017	Autoliv	—	—	—	—	1,553	109,067	—	—
2016	Veoneer	—	—	—	—	3,579	84,357	—	—
2016	Autoliv	—	—	—	—	1,524	107,031	—	—
2015	Veoneer	5,656	—	34.25	2/16/2025	—	—	—	—
2015	Autoliv	2,409	—	80.40	2/16/2025	—	—	—	—
Johan Löfvenholm
2018	Veoneer	—	—	—	—	4,363 (5)	102,836	—	—
2018	Autoliv	—	—	—	—	1,886 (5)	132,454	—	—
2017	Veoneer	—	—	—	—	5,376 (5)	126,712	—	—
2017	Autoliv	—	—	—	—	2,223 (5)	163,144	—	—
2016	Veoneer	—	—	—	—	3,579	84,357	—	—
2016	Autoliv	—	—	—	—	1,524	107,031	—	—
2015	Veoneer	5,656	—	34.25	2/16/2025	—	—	—	—
2015	Autoliv	2,409	—	80.40	2/16/2025	—	—	—	—
Peter Rogbrant
2018	Veoneer	—	—	—	—	930 (5)	21,920	—	—
2018	Autoliv	—	—	—	—	402 (5)	28,232	—	—
2017	Veoneer	—	—	—	—	1,070 (5)	25,220	—	—
2017	Autoliv	—	—	—	—	461 (5)	32,376	—	—

(1)
All outstanding stock awards granted under Autoliv’s equity compensation programs were converted to adjusted awards relating to both shares of Autoliv and Veoneer common stock. The outstanding awards in the table above reflects the adjusted number of awards following the conversion. Except as otherwise noted, the above plan awards were originally granted on February 19, 2014, February 16, 2015, February 15, 2016, February 19, 2017 and February 13, 2018. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant, as adjusted in the Spin-off, and become exercisable after one year of continued employment following the grant date. Except as otherwise noted, all RSUs granted generally cliff vest after three years. The RSUs granted in 2016 will vest annually over a period of three years following the grant date. Amount reflected in this table include RSUs acquired through dividend equivalent rights.

(2)
Reflects the number of Cash-Settled Retention RSUs that were granted to Mr. Carlson on June 29, 2018 that will vest in three equal installments in July 2019, 2020 and 2021 provided that Mr. Carlson remains employed on such date.

(3)	Includes the additional retention grant that was made to Mr. Hermansson in February 2018.

(4)	Mr. Sjöbring’s RSUs were originally granted on November 16, 2015 and cliff vest after five years.

(5)	These shares will be forfeited prior to vesting due to Messrs. Löfvenholm, Rogbrant’s and Hermansson’s separation from the Company.

(6)	The closing price on the NYSE for Autoliv and Veoneer common stock on December 31, 2018, the last trading day of the year, was ALV $70.23 and VNE $23.57.

Veoneer, Inc. 2019 Proxy Statement - 43

Option Exercises and Stock Vested During 2018
The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jan Carlson	-	-	5,821	849,769
Mathias Hermansson	-	-	-	-
Lars Sjöbring	-	-	591	86,552
Arthur Blanchford	-	-	476	69,486
Thomas Jönsson	-	-	1,562	228,026
Johan Löfvenholm	-	-	1,562	228,026
Peter Rogbrant	-	-	-	-

(1)
The value realized upon the exercise of stock options was calculated as the number of options exercised multiplied by the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)
The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of Autoliv’s common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits
The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for Mr. Carlson in the year ended December 31, 2018. Messrs. Hermansson, Sjöbring, Blanchford, Jönsson, Löfvenholm and Rogbrant do not participate in a defined benefit plan. Mr. Carlson has not participated in a defined benefit plan since 2007, when he became the CEO for Autoliv, this defined benefit plan remained with Autoliv.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson (1)	Defined Benefit	2	291,047 (2)	0

(1)
Before becoming CEO of Autoliv, Mr. Carlson participated in a defined benefit plan, which is now frozen and remains with Autoliv. The future defined benefit entitlement is based on Mr. Carlson’s base salary at the time the defined benefit plan was frozen and the number of years he was participating in the defined benefit plan. The benefit entitlement is indexed each year based on the Swedish consumer price index.

(2)
Represents the present value of Mr. Carlson’s expected pension benefits in the Sweden Executives plan at retirement according to US GAAP. The discount rate used to calculate the present value as of December 31, 2018 was 2.25% and inflation assumption / pension indexation was 2.00%. The calculations are based on the latest mortality table available from Svensk Försäkring DUS14 (white collar).

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Nonqualified Deferred Compensation
The following table sets forth certain information with respect to the Veoneer US Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Messrs. Sjöbring and Blanchford are the only named executive officers that participate in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Lars Sjöbring	49,353	236,811	(69,387)	-	900,093
Arthur Blanchford	13,300	10,640	(1,935)	-	22,005

(1)	Messrs. Sjöbring’s and Blanchford’s contribution to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2018.

(2)
The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Sjöbring and Blanchford for fiscal year 2018.

(3)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

(4)
Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.
Participants are eligible to receive matching contributions equal to 80% of their deferred amounts, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Contributions for Mr. Sjöbring will be increased so that the total value of retirement-related contributions made by the Company (including contributions to the 401(k) plan) will be equivalent to 35% of his base salary. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.
Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.
Potential Payments Upon Termination or Change in Control
The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers, including Mr. Löfvenholm, our former COO, Mr. Rogbrant our former Executive Vice President Engineering and Mr. Hermansson our CFO and Executive Vice President Finance. However, Messrs. Löfvenholm and Rogbrant will separate from the Company on March 31, 2019 and Mr. Hermansson resigned as the CFO of the Company on March 1, 2019. Following their separation from the Company Messrs. Löfvenholm, Rogbrant and Hermansson will not be entitled to the benefits provide in the employment agreement and severance agreements, except as disclosed below. A summary of the separation agreement with Messrs. Löfvenholm, Rogbrant and Hermansson may be found later in this section.
Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide 6 months’ notice of termination of employment for each of the named executive officers other than Mr. Carlson who is entitled to 18 months’ notice of termination (unless either Messrs. Carlson, Hermansson, Sjöbring, Jönsson, Löfvenholm and Rogbrant, is terminated for “cause,” in which

Veoneer, Inc. 2019 Proxy Statement - 45

case termination would be effective immediately), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Messrs. Hermansson’s, Sjöbring’s, Blanchford’s, Jönsson’s, Löfvenholm’s and Rogbrant’s 65th birthday, and before Mr. Carlson’s 65th birthday (or, unless otherwise agreed by the Company and the executive, on the last day of the month before his 60th birthday).
Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Mr. Carlson’s employment for any reason other than by Cause or by reason of the executive’s breach of the agreement or Messrs. Hermansson’s, Sjöbring’s, Blanchford’s, Jönsson’s, Löfvenholm’s and Rogbrant’s, employment for any reason other than for Cause, or (ii) Mr. Carlson terminates employment due to the Company’s breach of the agreement or Messrs. Hermansson, Sjöbring, Blanchford, Jönsson, Löfvenholm and Rogbrant resigns for Good Reason. In consideration for such noncompetition covenant, the Company is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.
In addition to receiving full base salary and benefits during the requisite notice period, if Mr. Carlson is terminated involuntarily by the Company other than for Cause or breach of the agreement or if the Company terminates Messrs. Hermansson’s, Sjöbring’s, Blanchford’s, Jönsson’s, Löfvenholm’s or Rogbrant’s employment involuntarily other than for Cause or if Messrs. Hermansson,Sjöbring, Blanchford, Jönsson, Löfvenholm and Rogbrant resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to, in the case of Messrs. Sjöbring, Blanchford, Jönsson, Löfvenholm and Rogbrant one and one-half times his then-current base salary, in the case of Mr. Hermansson, the sum of (i) one and one-half times his then current base salary, (i) accrued Short Term Incentive during the last twelve months, and (iii) the value of the additional retention grant made in February 2018, or, in the case of Mr. Carlson, the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a company car, and (iv) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination. If Mr. Carlson is given notice of termination by Veoneer for reasons other than “cause” or “disability,” or Mr. Carlson gives notice of termination for reasons that constitute “good reason” (as such terms are defined in the employment agreement) all retention payments made to date will be deducted from any payments to Mr. Carlson due under the employment agreement following the date of notice. Any unvested portion of the retention bonus on the date of notice will be forfeited. If Mr. Carlson gives notice of termination and resigns or gives notice of his retirement, any unvested portion of the retention bonus on the date of notice also will be forfeited. If Mr. Carlson dies or is given notice of termination by Veoneer by reason of his disability, the remaining unpaid retention amounts will be accelerated and paid in a single lump sum to Mr. Carlson or his estate, as applicable.
Severance Agreements. Each of Messrs. Carlson, Sjöbring and Löfvenholm has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason, (ii) the Company terminates the executive’s employment for any reason other than death or for Cause, or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to, in the case of Messrs. Carlson and Löfvenholm 2.5 times the sum of (a) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (c) the taxable value of the benefit of a company car, and (d) the value of any defined contribution plan benefits to which the executive would have been entitled to if he remained in service for one year following termination and in the case of Mr. Sjöbring; 1.5 times the sum of (a) his then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason); (b) (i) the average of the annual cash bonuses earned in the two fiscal years prior to the date of termination,(ii) if two fiscal years have

Veoneer, Inc. 2019 Proxy Statement - 46

not elapsed prior to the date of termination, the annual cash bonus earned in the fiscal year prior to termination, (iii) if a full fiscal year has not elapsed prior to the date of termination, his target annual cash bonus, or (iv) provided that it results in a higher bonus than the amount payable under (i) through (iii), the bonus payable for the fiscal year immediately prior to the first occurrence of an event or circumstance constituting Good Reason; (c) the taxable value of the benefit of a company car; and (d) the value of any defined contribution plan benefits to which he would have been entitled to if he remained in service for one year following the termination. The CiC Severance Payment is in lieu of the salary and benefits payable during the requisite notice period and the severance benefits that would otherwise be payable under the executive’s employment agreement.
Temporary Change-in-Control agreements. Each of Messrs. Blanchford’s and Jönsson’s employment agreements provides that if a Change-in-Control (as defined in the agreement) occurs within 12 months following the listing of Veoneer’s common stock on the applicable U.S. stock exchange and the executive’s employment agreement is terminated by the Company without cause during that same 12 month period, then the executive will receive an additional severance payment equal to one-half of his then-current annual base salary in addition to the severance payment described above.
For purposes of the discussion above, the following terms have the following meanings:
“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.
“Change in Control” generally means (i) the acquisition of 20% or more of the Company’s voting securities; or (ii) the members of the Board cease to constitute a majority of the Board; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 20% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company's assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).
“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, as applicable, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Mr. Carlson, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.
Equity Awards. Pursuant to Autoliv’s 1997 Stock Incentive Plan, Veoneer’s 2018 Stock Incentive Plan and the agreements evidencing the conversion of the outstanding Stock Awards at spin-off, upon the occurrence of a change in control of Veoneer, any outstanding options and RSUs held by the executive would fully vest. Pursuant to the agreements evidencing awards originally granted under the Autoliv 1997 Stock Incentive Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment, absent a change in control, any outstanding options, RSUs that would vest during the applicable notice period, if any, would become fully vested.
Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Hermansson, Sjöbring, Blanchford and Jönsson upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2018. For the purpose of the calculations, the 2018 defined contribution payments for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor or USD. All amounts have been converted to USD using the following exchange rates: 1 USD = 8,971 SEK.

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Jan Carlson

Estimated Potential Payment or Benefit	Resignation ($)	Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($) (9)	Retirement ($)	Death or Disability ($)
Lump sum cash severance payment	—	3,356,485 (7)	—	—	7,890,863 (7)	—	4,765,534 (11)
Continuing salary/annual incentive payments during requisite notice period	1,404,478	3,160,076	—	—	—	—	—
Salary differential payments in consideration for noncompetition with the Company (1)	842,687	—	842,687	—	—	—	—
Continuing health, welfare and retirement benefits (2)	676,628	1,014,942	—	—	—	—	—
Accelerated vesting of equity (3)	713,353 (4)	1,435,963 (5)	—	2,089,215 (6)	2,089,215	2,089,215 (8)	2,089,215 (8)
Company car (10)	32,684	49,026	—	—	—	—
Total	3,669,831	9,016,993	842,687	2,089,215	9,980,078	2,089,215	6,854,749
Lars Sjöbring

Estimated Potential Payment or Benefit	Resignation ($)	Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($) (9)	Death or Retirement ($)
Lump sum cash severance payment	—	1,057,563	—	—	1,835,657	—
Continuing salary/annual incentive payments during requisite notice period	352,521	352,521	—	—	—	—
Salary differential payments in consideration for noncompetition with the Company (1)	423,025	—	423,025	—	—	—
Continuing health, welfare and retirement benefits (2)	132,566	132,566	—	—	—	—
Accelerated vesting of equity (3)	267,252 (4)	1,349,832 (5)	—	1,855,866 (6)	1,855,866	1,855,866 (8)
Company car (10)	14,688	14,688	—	—	—	—
Total	1,190,053	2,907,171	423,025	1,855,866	3,691,523	1,855,866

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Arthur Blanchford

Estimated Potential Payment or Benefit	Resignation ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($) (9)	Death or Retirement ($)
Lump sum cash severance payment	—	741,014	—	—	988,018 (12)
Continuing salary/annual incentive payments during requisite notice period	247,005	247,005	—	—	—	—
Salary differential payments in consideration for noncompetition with the Company (1)	296,405	—	296,405	—	—	—
Continuing health, welfare and retirement benefits (2)	19,915	19,915	—	—	—	—
Accelerated vesting of equity (3)	56,916 (4)	56,916 (4)	—	164,665 (6)	164,665	164,665 (8)
Company car (10)	17,740	17,740	—	—	—	—
Total	637,981	1,082,589	296,405	164,665	1,399,687	164,665
Thomas Jönsson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($) (9)	Death or Retirement ($)
Lump sum cash severance payment	—	426,158	—	—	568,210 (12)	-
Continuing salary/annual incentive payments during requisite notice period	142,053	142,053	—	—	142,053	—
Salary differential payments in consideration for noncompetition with the Company (1)	170,463	—	170,463	—	—	—
Continuing health, welfare and retirement benefits (2)	50,376	50,376	—	—	—	—
Accelerated vesting of equity (3)	191,388 (4)	191,388 (5)	—	553,749 (6)	553,749	553,749 (8)
Company car (10)	6,139	6,139	—	—	6,139	—
Total	560,418	816,112	170,463	553,749	1,320,527	553,749
The following footnotes apply to each of the tables above:

(1)
Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)
Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2018.

(3)
Reflects the value of RSUs that vest upon the designated event, based on the closing price for Autoliv and Veoneer common stock on December 31, 2018 (ALV $70.23 and VNE $23.57), the last trading day of the year. None of the named executive officers held unvested options as of December 31, 2018.

(4)
As discussed above, upon termination, the executive would be entitled to receive his compensation and benefits during the 12-month or 6-month notice period, as applicable, including any equity awards that would vest during such period.

(5)
As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month or 6-month notice period, as applicable, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the notice period following December 31, 2018. For Mr. Sjöbring the amount includes the retention RSUs granted in 2015 that would accelerate in case of involuntary termination, for other reason than Cause, or termination by Mr. Sjöbring for Good Reason as defined in the Grant Agreement.

(6)
Upon a change in control, all RSUs vest in full. The value of the equity awards upon a change in control reflects the value of all RSUs, including RSUs acquired through dividend equivalent rights, rounded down to the nearest whole share on December 31, 2018.

(7)	For purposes of calculating the lump sum payment, the target bonus for the executive was used as the Company has not yet completed a full fiscal year.

(8)	As discussed above, the executive’s unvested RSUs will become fully vested upon his termination of employment by reason of death or retirement.

(9)	Qualifying termination after a change in control includes resignation for good reason, termination without cause or termination due to disability.

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(10)
Reflects the value of the company car, fuel and parking during the requisite notice period. The estimated values are determined based on the Company’s cost (or estimated cost as of December 31, 2018) of providing such benefits during 2018.

(11)	Includes payment of Mr. Carlson’s unpaid retention bonus in cash and cash-settled RSUs, which would become payable in full in case of termination of his employment upon the designated events.

(12)	Includes payment of Messrs. Blanchford’s and Jönsson’s additional severance payment in case of change-in-control and termination following the 12 months period from the listing of the Company.
Separation Agreement with Mr. Löfvenholm. On October 23, 2018, the Company and Mr. Löfvenholm mutually agreed that he would step down as the Company’s Chief Operating Officer effective December 1, 2018. The Company entered into a separation agreement with Mr. Löfvenholm, pursuant to which he will receive the following severance benefits under the terms of his agreement with the Company; (i) continuing salary and benefits through April 23, 2019 (the requisite 6-month notice period following the agreement effective date), with a value of approximately $300,281, (ii) a lump sum cash severance payment of $660,523, payable in May 2019. Pursuant to the separation agreement Mr. Löfvenholm agreed to serve as a Senior Advisor to the CEO until March 31, 2019. In consideration thereof, Mr. Löfvenholm will also receive his short-term incentive for the first quarter 2019, with a value of $49,539 at target level, payable in March 2020, subject to meeting applicable performance objectives. Pursuant to Swedish law, Mr. Löfvenholm will receive a lump sum payment of $126,820 for his unused vacation days. Mr. Löfvenholm’s RSUs originally granted in 2016, with a value of approximately $191,388, will vest on their scheduled vesting date, February 15, 2019. Pursuant to the separation agreement, the Company and Mr. Löfvenholm agreed that the Non-Competition Covenant in his employment agreement would become operative during the 12 months immediately following his last day of employment and that the Company would pay the non-competition payment with a value of maximum $264,209. These amounts are reflected in the Summary Compensation Table earlier in this Proxy Statement. All RSUs originally granted in 2017 and 2018 will be forfeited.
Separation Agreement with Mr. Rogbrant. On October 23, 2018, the Company and Mr. Rogbrant mutually agreed that he would step down as the Company’s Executive Vice President Engineering effective December 1, 2018. The Company entered into a separation agreement with Mr. Rogbrant, pursuant to which he will receive the following severance benefits under the terms of his agreement with the Company; (i) continuing salary and benefits through April 23, 2019 (the requisite 6-month notice period following the agreement effective date), with a value of approximately $135,823, (ii) a lump sum cash severance payment of $300,970, payable in May 2019. Pursuant to the separation agreement Mr. Rogbrant agreed to serve as acting Executive Vice President Tech Centers until March 31, 2019. In consideration thereof, Mr. Rogbrant will also receive his short-term incentive for the first quarter 2019, with a value of $17,557 at target level, payable in March 2020, subject to meeting applicable performance objectives and an additional lump sum payment equal to three months of his base salary, with a value of $50,162, payable in May 2019. Pursuant to Swedish law, Mr. Rogbrant will receive a lump sum payment of $38,825 for his unused vacation days. Pursuant to the separation agreement, the Company and Mr. Rogbrant agreed that the Non-Competition Covenant in his employment agreement would become operative during the 6 months immediately following his last day of employment and that the Company would pay the non-competition payment with a value of maximum $60,194. These amounts are reflected in the Compensation Table earlier in this Proxy Statement. All RSUs originally granted in 2017 and 2018 will be forfeited.
Mr. Hermansson’s Resignation. On December 20, 2018, Mr. Hermansson provided notice of his intent to resign from his position as CFO and Executive Vice President Finance and resigned from such position on March 1, 2019. The Company entered into an Agreement on Resignation Conditions with Mr. Hermansson, pursuant to which the parties have agreed that the non-competition covenant in Mr. Hermansson's employment agreement will not apply and he will therefore not receive any monthly payments in consideration for such noncompetition covenant contemplated by the employment agreement. He will receive the following benefits and payments under his employment agreement for a resignation without good reason: Continuing salary and benefits through June 20, 2019 (the requisite 6-month notice period following the agreement effective date), with a value of approximately $386,916. Pursuant to Swedish law, Mr. Hermansson will receive a lump sum payment of $107,848 for his unused vacation days. All RSUs originally granted in 2018 will be forfeited.

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PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, Veoneer stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.
The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement and the tabular and other disclosures on compensation under 2018 Executive Compensation Decisions on page 33 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:
“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”
While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION ON A NON-BINDING BASIS.

Veoneer, Inc. 2019 Proxy Statement - 51

PROPOSAL 3 - ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, Veoneer stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. Stockholders can advise the Board on whether such votes should occur every one year, every two years or every three years.
After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every one year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
The Board believes that an annual advisory vote on the compensation of the Company’s named executive officers will allow the Company to obtain consistent feedback from its stockholders on the Company’s executive compensation philosophy, policies and practices. In addition, the Board believes that a one-year frequency provides the highest level of accountability and communication by enabling the advisory vote on executive compensation to correspond with the most recent executive compensation information presented in the Company’s proxy statement for the annual meeting. Finally, the Board believes an annual advisory vote on executive compensation is a good corporate governance practice and is in the best interests of the Company’s stockholders.
While the Board recommends that stockholders vote to hold the advisory vote on frequency of stockholder vote on executive compensation every one year, the voting options are to hold such vote every one year, every two years or every three years. Stockholders may also abstain from voting on this proposal.
The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s stockholders.
A frequency vote similar to this will occur at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

Veoneer, Inc. 2019 Proxy Statement - 52

PROPOSAL 4 - ADVISORY VOTE TO RETAIN THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS
Background of the Proposal
In accordance with Article Fifth of our Restated Certificate of Incorporation (the “Restated Certificate”), and as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), our Board is divided into three classes. Our current classified Board structure has been in place since we became a public company in June 2018 as a result of the Spin-off. At each annual meeting of stockholders, commencing with the 2019 Annual Meeting, each director is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of stockholders held after the director’s election. The directors designated as Class I have terms expiring at the 2019 Annual Meeting; the directors designated as Class II have terms expiring at the 2020 annual meeting of stockholders; and the directors designated as Class III have terms expiring at the 2021 annual meeting of stockholders.
At the time of the Spin-off in June 2018, the Board believed that a classified board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its stockholders. The Board also believed that the classified board structure would protect the Company against unfair or abusive takeover practices following the Spin-off and given the nature of the Company protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to elect all directors on an annual basis. As a result, at the time of the Spin-off, the Board committed that at the Company’s first annual meeting of stockholders following the Spin-off, we would ask our stockholders to vote on whether to maintain or eliminate the classified board structure. At the Annual Meeting, the Company is asking our stockholders to vote, on non-binding basis, whether to retain the classified board structure.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified board. Conversely, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our stockholders voting at the Annual Meeting desire to end the classified board structure. Consistent with its fiduciary duties, if stockholders vote against this proposal, the Board will reevaluate its position with respect to our classified board structure. This reevaluation would include considering the percentage of stockholders voting against this proposal. An affirmative vote of not less than 80% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Restated Certificate to declassify the Board. If stockholders representing less than 80% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to declassify the Board.
If a majority of our stockholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its stockholders, then the Board will include a proposal in the proxy statement for the 2020 annual meeting of stockholders to amend the Restated Certificate to declassify the Board. An amendment to the Restated Certificate must first be approved by the Board and then approved by the affirmative vote of not less than 80% of the then outstanding shares of the Company entitled to vote at a duly held meeting.
The amendment to the Restated Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2021 annual meeting of stockholders. To comply with Delaware law, the amendment of the Restated Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2019 and 2020 annual meeting of stockholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2023 annual meeting of stockholders.
Starting at the 2021 annual meeting of stockholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. Therefore, beginning with the 2023 annual meeting of stockholders, the entire board of directors would stand for election.
Additionally, under Delaware law, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by stockholders for cause, while directors serving on a non-classified board may be removed by stockholders with or without cause. As a result, approval of an amendment to

Veoneer, Inc. 2019 Proxy Statement - 53

declassify the Board would also result in an amendment to the Restated Certificate to give our stockholders the ability to remove a director from the Board with or without cause from and after the 2023 annual meeting of stockholders (at which point the Board will be fully declassified).
Board’s Recommendation to Stockholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate for Veoneer and will advance the Board’s and management’s goal of maximizing long-term stockholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified board structure, and determined that the classified board structure continues to be in the best interests of the Company and our stockholders following the Spin-off for the following reasons:
Long-Term Strategic Thinking and Consistency with Investment Horizons. We believe that the Company’s current board structure allows its directors to develop a deeper familiarity of the Company’s business following the Spin-off and encourages long-term, strategic thinking, which enhances long-term stockholder value. Such a long-term strategic approach is particularly critical for the Company, as our business model requires substantial investments in R&D projects in the short-term that may take years to yield the desired results. Additionally, we have a strong balance sheet with a significant amount of cash that we intend to use for R&D and other investments over the next several years that we believe will create long-term stockholder value. Thus, we believe three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our stockholders are best served by director terms that reflect the long-term nature of our business.
Continuity and Stability from Institutional Knowledge. We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business and competitive environment. The Board believed this at the time of the Spin-off in June 2018 and continues to believe this today. Experienced directors who are knowledgeable about the Company’s fast-paced and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our stockholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with Veoneer and its business strategies. This could jeopardize our long-term strategies and growth plans.
Accountability to Stockholders. Under the DGCL, all of our directors are required to uphold their fiduciary duties to our stockholders, regardless of how often they stand for election. Under our classified board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Business Conduct and Ethics. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Nominating and Corporate Governance Committee. The committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Restated Certificate. As a result, Veoneer benefits from the stability and continuity of a classified board structure, while retaining meaningful director accountability.
Protecting Stockholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified board structure may improve the relative bargaining power of the Company on behalf of its stockholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

Veoneer, Inc. 2019 Proxy Statement - 54

Required Vote
The affirmative vote of stockholders holding at least a majority of the shares of the Company’s common stock voting on this proposal at the Annual Meeting is required for approval of this proposal to retain the classified Board. Conversely, if a majority of such shares vote against the proposal, the Board will consider whether to propose at the 2020 annual meeting of stockholders an amendment to the Restated Certificate to declassify the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RETAIN THE
CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS.

Veoneer, Inc. 2019 Proxy Statement - 55

PROPOSAL 5 - ADVISORY VOTE TO RETAIN THE DELAWARE EXCLUSIVE FORUM PROVISION
IN OUR RESTATED CERTIFICATE OF INCORPORATION
Background of the Proposal
Article Eleventh of the Restated Certificate, and as permitted under the DGCL, provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our stockholders, directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine (the “Exclusive Forum Provision”).
At the time of the Spin-off in June 2018, the Board believed that the Exclusive Forum Provision was an important piece of the Company’s governance structure to provide increased consistency in the application of Delaware law for the specified types of actions and proceedings, and was in the best interests of the Company and its stockholders. At the same time, the Board recognized that some investors may view the Exclusive Forum Provision as having the effect of reducing the accountability of directors to stockholders because it may have the effect of discouraging lawsuits against our directors, officers, employees and agents. As a result, at the time of the Spin-off, the Board committed that at the Company’s first annual meeting of stockholders following the Spin-off, we would ask our stockholders to vote on whether to maintain or eliminate the Exclusive Forum Provision. At the Annual Meeting, the Company is asking our stockholders to vote, on non-binding basis, whether to retain the Exclusive Forum Provision.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain the Exclusive Forum Provision. Conversely, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself remove the Exclusive Forum Provision. Instead, rejection of the proposal would only advise the Board that a majority of our stockholders voting at the Annual Meeting desire to eliminate the Exclusive Forum Provision. Consistent with its fiduciary duties, if stockholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the Exclusive Forum Provision. This reevaluation would include considering the percentage of stockholders voting against this proposal. An affirmative vote of not less than 80% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Restated Certificate to remove the Exclusive Forum Provision. If stockholders representing less than 80% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the Exclusive Forum Provision.
If a majority of our stockholders vote against this proposal and the Board determines that the elimination of the Exclusive Forum Provision is in the best interests of the Company and its stockholders, then the Board will include a proposal in the proxy statement for the 2020 annual meeting of stockholders to amend the Restated Certificate to eliminate the Exclusive Forum Provision. An amendment to the Restated Certificate must first be approved by the Board and then approved by the affirmative vote of not less than 80% of the then outstanding shares of the Company entitled to vote at a duly held meeting. If such amendment were approved, the Restated Certificate would be amended immediately thereafter to remove the Exclusive Forum Provision.
If stockholders representing less than 80% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the Exclusive Forum Provision.
Board’s Recommendation to Stockholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate for Veoneer and will advance the Board’s and management’s goal of maximizing long-term stockholder value. As part of that review, the Board considered whether retention of the Exclusive Forum Provision continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the Exclusive Forum Provision, and determined that retaining the Exclusive Forum Provision continues to be in the best interests of the Company and our stockholders following the Spin-off for the following reasons:

Veoneer, Inc. 2019 Proxy Statement - 56

•	The Exclusive Forum Provision provides that all intra-corporate disputes will be litigated in the state of Delaware, where the Company is incorporated and whose law governs such disputes;

•	The Delaware courts have also established a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance;

•
The Exclusive Forum Provision would reduce the risk of duplicative lawsuits in multiple jurisdictions relating to such disputes, thus saving the significant costs and effort in addressing cases brought in multiple jurisdictions;

•	The Exclusive Forum Provision will reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law;

•
The Exclusive Forum Provision will only regulate the forum where our stockholders may file claims relating to the specified intra-corporate disputes; it does not restrict the ability of our stockholders to bring such claims, nor does it affect the remedies available if such claims are ultimately successful;

•
The Company will retain the ability to consent to an alternative forum in appropriate circumstances where the Company determines that its interests and those of its stockholders are best served by permitting a particular dispute to proceed in a forum other than Delaware; and

•	The Exclusive Forum Provision was not adopted in anticipation of any specific litigation or transaction.
As a general matter, the Board is increasingly concerned about recent trends in lawyer-driven stockholder litigation relating to mergers and acquisitions or in connection with other matters submitted for stockholder approval. Such cases are typically filed in the state court where the defendant company is headquartered or where one or more of the plaintiff stockholders are domiciled, rather than the state where the company is incorporated, thus requiring a court less familiar with the laws of the state of incorporation to interpret and apply those laws, unnecessarily increasing the cost and time required to litigate corporate matters without providing additional value to the Company or its stockholders.
Required Vote
The affirmative vote of stockholders holding at least a majority of the shares of the Company’s common stock voting on this proposal at the Annual Meeting is required for approval of this proposal to retain the Exclusive Forum Provision. Conversely, if a majority of such shares vote against the proposal, the Board will consider whether to propose at the 2020 annual meeting of stockholders an amendment to the Restated Certificate to eliminate the Exclusive Forum Provision.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RETAIN THE DELAWARE EXCLUSIVE FORUM PROVISION IN OUR RESTATED CERTIFICATE OF INCORPORATION.

Veoneer, Inc. 2019 Proxy Statement - 57

PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board has appointed Ernst & Young AB (“EY”) as the independent accounting firm for the Company’s fiscal year ending December 31, 2019. The committee has been advised that EY has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.
In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate or the Bylaws, the Audit Committee and management believe that such ratification is desirable. In determining whether to reappoint EY as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services.
Ernst & Young AB has been the independent accounting firm for the Company since the completion of the Spin-off from Autoliv in June 2018, and has served as Autoliv’s independent auditor for all annual periods since 1984.
The Company has been advised that a representative of EY will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement, if desired.
Required Vote
The affirmative vote of stockholders holding at least a majority of the shares of the Company’s common stock voting on this proposal at the Annual Meeting is required for approval of this proposal to appoint the independent auditors. Conversely, if a majority of such shares vote against the proposal, the Audit Committee will consider that fact when it selects its independent auditors for the following year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB AS THE COMPANY’S INDEPENDENT AUDITORS.

Fees of Independent Auditors

(Dollars in millions)
Type of Fees	2018
Audit Fees	5.4
Audit-Related Fees	-
Tax Fees	-
All Other Fees	-
Total	5.4
Percent of total that were Audit or Audit-Related	100%
Audit Fees, Audit-Related Fees, and Tax Fees are calculated in accordance with Veoneer’s average exchange rates for 2018, as applicable.

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Audit Fees
Audit fees for the fiscal year ended December 31, 2018 relate to professional services provided by EY for the audit of the Company’s annual financial statements, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for that fiscal year and reviews related to acquisitions.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted guidelines for the provision of audit and non-audit services by EY, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of EY while recognizing that EY may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.
The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by EY and determined that the provision of these services is compatible with the independence of EY. The Audit Committee pre-approved all such services in 2018.
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS
For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Bylaws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.Veoneer.com – Who we are – Governance. No such notices were received for the 2019 Annual Meeting.
Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

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OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2018, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year, other than one Form 4 filed late by Mr. Blanchford to report the sale on August 22, 2018 of 632 shares. Mr. Blanchford’s Form 4 was filed on September 10, 2018.
Stockholder Proposals for 2020 Annual Meeting
Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2020 annual stockholders meeting must be received by us on or before November 29, 2019 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2020 annual stockholders meeting.
Proposals Pursuant to the Bylaws. Under the Bylaws, in order to bring any business before the stockholders at the 2020 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on January 9, 2020 and no later than the close of business on February 8, 2020.
As more fully described in Section 5.2 of the Bylaws, a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the text of the proposed business (including any resolutions proposed for consideration and any proposed amendment to the Bylaws, if applicable) and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of shares at the time of such notice, is entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) a list of the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.
Nominations Pursuant to the Bylaws. Under the Bylaws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of the Bylaws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.Veoneer.com – Who we are – Governance.
By Order of the Board of Directors of Veoneer, Inc.:

Lars Sjöbring
Executive Vice President Legal Affairs,
General Counsel and Secretary
March , 2019
Stockholm, Sweden

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ANNEX A
Agreements Entered into with Autoliv in Connection with the Spin-off
Distribution Agreement
In connection with the internal reorganization, we entered into a Master Transfer Agreement with Autoliv which was amended and restated effective as of the Spin-off (the “Distribution Agreement”). The Distribution Agreement governs certain transfers of assets and assumptions of liabilities by each of Veoneer and Autoliv and the settlement or extinguishment of certain liabilities and other obligations among the companies and their subsidiaries. In particular, substantially all of the assets and liabilities associated with the separated Electronics business were retained by or transferred to Veoneer or its subsidiaries and all other assets and liabilities were retained by or transferred to Autoliv or its subsidiaries. The Distribution Agreement also provided the principal corporate transactions required to effect the Spin-off, certain conditions to the Spin-off and provisions governing the relationship between us and Autoliv with respect to and resulting from the completion of the Spin-off. The Distribution Agreement also provides for indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the completion of the internal reorganization, as well as those obligations of Autoliv assumed by us pursuant to the Master Transfer Agreement; provided, however, certain warranty, recall and product liabilities for Electronics products manufactured prior to the completion of the internal reorganization were retained by Autoliv and Autoliv will indemnify us for any losses associated with such warranty, recall or product liabilities. As of December 31, 2018, $14 million of product related liabilities were indemnifiable losses subject to indemnification by Autoliv.
Employee Matters Agreement
The Employee Matters Agreement governs Autoliv’s and Veoneer’s compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. Autoliv will be responsible for liabilities associated with Autoliv allocated employees and liabilities associated with former employees and Veoneer will be responsible for liabilities associated with Veoneer allocated employees, but Autoliv will retain and continue to be responsible for certain post-retirement liabilities relating to plans sponsored by Autoliv. The Employee Matters Agreement provided for the conversion of the outstanding awards granted under the Autoliv equity compensation programs into adjusted awards relating to both shares of Autoliv and Veoneer common stock.
Tax Matters Agreement
The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Autoliv and Veoneer with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. The agreement also specifies the portion, if any, of this tax liability for which Veoneer will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Autoliv that arise from the failure of the Spin-off and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes.
Transition Services
Autoliv and Veoneer entered into multiple agreements to provide each other with ongoing services for a limited period of time to help ensure an orderly transition following the Spin-off. These include (i) an Amended and Restated Transition Services Agreement (“TSA”), (ii) sales and purchase or reseller agreements, (iii) software sublicenses, (iv) a transitional trademark license, and (v) multiple lease guarantee letters.
Pursuant the TSA, Autoliv provides certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. We pay Autoliv for any such services utilized at agreed amounts as set forth in the TSA. In addition, for a term set forth in the TSA, we and Autoliv may mutually agree on additional services to be provided by Autoliv to us that were provided to us by Autoliv prior to the distribution but were omitted from the TSA at pricing based on market rates that are reasonably agreed to by the parties. We entered into the reseller agreements with Autoliv to facilitate the temporary arrangement of the sale of our products manufactured for certain

Veoneer, Inc. 2019 Proxy Statement - 61

customers for a limited period after the Spin-off. Autoliv collects the customer payments and remits the payments to Veoneer.
In 2018, Veoneer paid Autoliv an aggregate of approximately $8.2 million for services provided under the TSA and reseller agreements and Autoliv paid Veoneer an aggregate of approximately $1.0 million for services provided under the TSA. Following the Spin-off, less than 40% of Veoneer’s products were sold through the reseller agreements.
Commercial Agreements with Autoliv
Supply/Service Agreements
We entered into certain direct sale product supply and applications engineering agreements with Autoliv after the Spin-off. In 2018, Autoliv paid Veoneer an aggregate of approximately $0.85 million for engineering services and $78.0 million for products, and Veoneer paid Autoliv an aggregate of approximately $0.4 million for engineering services, under these commercial agreements.
In 2018 the Company also made payments to Autoliv in the amount of $12.2 million pursuant to an agreement between the Company and Autoliv entered into in connection with the Spin-off relating to product pricing considerations for certain customer products and programs.
Sublease Agreement
A subsidiary of Veoneer subleases office space from a subsidiary of Autoliv pursuant to a sublease agreement. Veoneer is required to pay approximately $385,000 for the full term of the lease (through March 31, 2021) based on current exchange rates between the US Dollar and the Swedish krona.

Veoneer, Inc.

Mailing address: Veoneer, Inc., Box 13089, SE-103 02 Stockholm, Sweden
Visiting address: Klarabergsviadukten 70, Section C6, Stockholm, Sweden
Tel: +46 8 527 762 00; Fax +46 8 24 44 93
Company website: www.Veoneer.com
Investor relations: Sweden Tel: +46 8 587 206 27, U.S. Tel: +1 (248) 794 4537

veoneer VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 9:00am, Eastern Time, on May 8, 2019

Online
Go to **www.envisionreports.com/VNE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/VNE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4, 5 and 6, and "1 Year" on Proposal 3.

Nominee	For	Against	Abstain
01 - Mark Durcan	☐	☐	☐
02 - Jonas Synnergren	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory Vote to approve compensation of named executive officers.	☐	☐	☐
4. Advisory Vote to retain the classified structure of Veoneer's Board of Directors.	☐	☐	☐
6. Ratification of Ernst & Young AB as Veoneer's independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Advisory Vote to approve the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Proposal	For	Against	Abstain
5. Advisory Vote to retain the Delaware exclusive forum provision in Veoneer's Restated Certificate of Incorporation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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2019 Annual Meeting Admission Ticket

2019 Annual Meeting of the Stockholders of Veoneer, Inc.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/VNE

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VNE

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy - Veoneer, Inc.

This proxy is solicited on behalf of the Board of Directors of Veoneer, Inc. for use at the Annual Meeting of Stockholders to be held May 8, 2019 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Stockholders of Veoneer, Inc. to be held on Tuesday, May 8, 2019 at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Veoneer, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors' recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see "Voting on Matters Not in Proxy Statement" in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors and FOR the election of the nominees to the Board, FOR Proposals 2, 4, 5 and 6, and "1 Year" on Proposal 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote Online service to cast your vote.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.